Exhibit 10.1

CREDIT AGREEMENT
Dated as of June 12, 2026

among
BRADY CORPORATION,
and
CERTAIN SUBSIDIARIES OF BRADY CORPORATION IDENTIFIED HEREIN,
as Borrowers,
CERTAIN SUBSIDIARIES OF THE BORROWERS IDENTIFIED HEREIN,
as Guarantors,
THE LENDERS PARTY HERETO,
BMO BANK N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,
BANK OF AMERICA, N.A.,
as Syndication Agent and L/C Issuer
Arranged By:
BMO CAPITAL MARKETS CORP.,
BOFA SECURITIES, INC.,
CIBC BANK USA,
PNC CAPITAL MARKETS LLC and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Pro Rata Shares
6.08	Subsidiaries
7.07	Debt
7.08	Liens
7.09	Dispositions
7.17	Investments
7.18	Burdensome Agreements
11.02	Certain Addresses for Notices

EXHIBITS
2.02	Form of Loan Notice
2.04	Form of Swing Line Loan Notice
2.11	Form of Note
2.14(a)	Form of Designated Borrower Request
2.14(b)	Form of Designated Borrower Joinder Agreement
3.01	Forms of U.S. Tax Compliance Certificates
5.03	Form of Solvency Certificate
7.01	Form of Compliance Certificate
7.16	Form of Joinder Agreement
11.06(b)	Form of Assignment and Assumption
11.06(b)(iv)	Form of Administrative Questionnaire

v

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of June 12, 2026 among BRADY CORPORATION, a Wisconsin corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Guarantors (defined herein), the Lenders (defined herein), BMO BANK N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Bank of America, N.A., as L/C Issuer.
The Company has requested that the Lenders provide (x) a senior term loan facility in an aggregate principal amount of $500,000,000 and (y) a senior revolving credit facility in an initial aggregate principal amount of $500,000,000 of Revolving Commitments, in each case, for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquired Business” has the meaning specified in the definition of “PSS Acquisition.”
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person (provided that the purchase of inventory from another Person in the ordinary course of business shall not constitute an Acquisition of such other Person), (b) the acquisition of in excess of 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person; provided that the Company or a Subsidiary is the surviving entity.
“Acquisition Debt” means any Indebtedness of the Company or any of its Subsidiaries that has been issued or incurred for the purpose of financing, in whole or in part, a Permitted Acquisition and any related transactions or series of related transactions; provided that, (x) the release of the proceeds thereof to the Company and its Subsidiaries is contingent upon the consummation of such Permitted Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Permitted Acquisition or if such Permitted Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of such Indebtedness) or (y) such Indebtedness is subject to special mandatory redemption or prepayment in the event such Permitted Acquisition is not consummated.
“Additional Term Loan Commitments” has the meaning specified in Section 2.01(c).
“Additional Term Loans” has the meaning specified in Section 2.01(c).
“Adjusted EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in euro for any Interest Period, an interest rate per annum equal to (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBO Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month Interest Period or 0.32138% for a three month Interest Period; provided that if the Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.
“Adjusted TIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Japanese Yen for any Interest Period, an interest rate per annum equal to (a) the TIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBO Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means BMO, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit 11.06(b)(iv) or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Effective Date is $500,000,000.
“Agreed Currencies” means Dollars and each Alternative Currency.
“Agreement” means this Credit Agreement, as amended, restated, modified, supplemented and extended from time to time.
“Alternative Currency” means each of Euro, Sterling, Australian Dollars, Japanese Yen, Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.07.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Applicable Rate” means the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(c):

Pricing Level	Consolidated Net Leverage Ratio	Commitment Fee	Letters of Credit*	Term Benchmark Loans, RFR Loans and CBR Loans	Base Rate Loans
1	<1.25:1.0	0.100%	1.000%	1.000%	0.000%
2	>1.25:1.0 but <1.75:1.0	0.150%	1.250%	1.250%	0.250%

3	>1.75:1.0 but <2.25:1.0	0.200%	1.500%	1.500%	0.500%
4	>2.25:1.0 but <2.75:1.0	0.200%	1.750%	1.750%	0.750%
5	>2.75:1.0 but <3.25:1.0	0.250%	2.000%	2.000%	1.000%
6	>3.25:1.0	0.300%	2.250%	2.250%	1.250%

* The Applicable Rate for performance standby Letters of Credit with respect to non-financial contractual obligations shall be equal to 50% of the Applicable Rate for Letters of Credit set forth above.
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.01(c); provided, however, that if a Compliance Certificate is not delivered within five (5) Business Days after the date when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate. Notwithstanding the foregoing, the Applicable Rate in effect from the Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.01(c) for the first full Fiscal Quarter ending after the Effective Date shall be determined only based upon Pricing Level 4, 5 or 6.
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BMO Capital Markets, BofA Securities, Inc., CIBC Bank USA, PNC Capital Markets LLC and Wells Fargo Bank, National Association, in their capacities as joint lead arrangers and joint bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form (including electronic documentation generated by the use of an electronic platform) reasonably approved by the Administrative Agent that does not conflict with the terms of this Agreement.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2025 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended July 31, 2025, including the notes thereto.
“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Revolving Facility Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each

Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.
“Available Tenor” means, as of any date of determination and with respect to the then‐current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then‐removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.07.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by BMO as its “prime rate” and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.0%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). The “prime rate” is a rate set by BMO based upon various factors including BMO’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by BMO shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“BBSY Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the BBSY Screen Rate at approximately 11:00 a.m., Sydney time, on the first day of such Interest Period; provided that if the BBSY Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“BBSY Screen Rate” means, with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period.
“Benchmark” means for any Agreed Currency, initially, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then‐current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.07.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
    (1)    in the case of any Loan denominated in Dollars, Daily Simple SOFR, or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then‐current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then‐prevailing market convention for determining a benchmark rate as a replacement for the then‐current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Adjusted Term CORRA Rate.
If the Benchmark Replacement as determined pursuant to clause (1) or clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion in consultation with the Company is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:
    (1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
    (2)    in the case of clause (3) of the definition of “Benchmark Transition Event,”  the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or
    (3)    in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Company pursuant to Section 3.07(c).
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then‐current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then‐current Benchmark:
    (1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, as of a specific date; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
    (2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, as of a specific date; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
    (3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then‐current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then‐current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.07 and (y) ending at the time that a Benchmark Replacement has replaced such then‐current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.07.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BMO” means BMO Bank N.A., together with its successors.
“BMO Capital Markets” means BMO Capital Markets Corp., together with its successors.
“Borrower Materials” has the meaning specified in Section 7.01.
“Borrowers” has the meaning specified in the introductory paragraph hereto, and “Borrower” means any one of them.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Brady Finance Luxembourg” means Brady Finance Luxembourg, a private limited liability company (société à responsabilité limitée), organized under the laws of Luxembourg, having its registered office at 75, Parc d’Activités, L-8308 Capellen, Luxembourg, registered with the Luxembourg Companies Register under number B 153389.
“Brady SARL” means Brady S.à r.l., a private limited liability company (société à responsabilité limitée), organized under the laws of Luxembourg, having its registered office at 75, Parc d’Activités, L-8308 Capellen, Luxembourg, registered with the Luxembourg Companies Register under number B 177140.
“Bridge Commitment Letter” means that certain 364-Day Bridge Facilities Amended and Restated Commitment Letter, dated as of May 7, 2026, among the Company, BMO and BMO Capital Markets.
“Bridge Facilities” means those certain unsecured senior bridge facilities contemplated under the Bridge Commitment Letter.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that the term “Business Day” shall mean (i) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day, (ii) in relation to Loans denominated in euro and in relation to the calculation or computation of the EURIBO Rate, any day which is a TARGET2 Day, (iii) in relation to Loans denominated in Japanese Yen and in relation to the calculation or computation of the TIBO Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (iv) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CORRA, any day (other than a Saturday or a Sunday) on which banks are open for business in Canada and (v) in relation to Term Benchmark Loans denominated in other Agreed Currencies and in relation to the calculation or computation of the applicable Relevant Rate, any day (other than a Saturday or a Sunday) on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency.
“Canadian Dollar” means the lawful currency of Canada.

“Capital Lease” means, subject to Section 1.03, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP as in effect immediately prior to the adoption of FASB ASC 842, is accounted for as a finance or capital lease on the balance sheet of such Person.
“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, as at any date, (a) treasury bills, treasury cash management bills and other securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) bank deposits, time deposits, certificates of deposit and bankers acceptances, in each case of (i) any Lender or (ii) any commercial bank of recognized standing having capital and surplus in excess of $100,000,000 (each, an “Approved Lender”), (c) commercial paper issued by any Approved Lender (or by the parent company thereof) which is of investment grade provided, the aggregate principal amount of commercial paper issued by any one issuer shall not exceed $25,000,000, (d) unrated commercial paper issued by Wisconsin corporations, provided, the aggregate principal amount of commercial paper issued by any one issuer shall not exceed $10,000,000, (e) repurchase agreements with an Approved Lender, but only to the extent the same is used as an overnight or over weekend investment, (f) obligations of any state of the United States or any political subdivision thereof, the interest with respect to which is entirely exempt from federal income taxation under Section 103 of the Internal Revenue Code and having a rating of A or above by S&P, (g) investments in municipal put bonds and municipal market auction notes and bonds rated A or above by S&P, (h) investments, classified in accordance with GAAP as current assets, in adjustable rate preferred stock (which must be purchased at the call price or below) and money market investment programs registered under the Investment Company Act of 1940, as amended, in each case, which are administered by reputable financial institutions having capital of at least $100,000,000, 70% of the interest with respect to which is exempt from federal income taxation under Section 103 of the Internal Revenue Code, and having a rating of A or above by S&P, (i) VEBA investments in municipal put bonds and notes, money market preferred stock and commercial paper, in each case, the interest with respect to which is taxable, and having a long term rating of A or above by S&P and (j) with respect to any Foreign Subsidiary, short-term investments utilized by such Foreign Subsidiary in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clause (h) above.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Japanese Yen, the “short-term prime rate” as publicly announced by the Bank of Japan (or any successor thereto) from time to time and (d) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion in consultation with the Company and (ii) zero; plus (B) the applicable Central Bank Rate Adjustment.
“Central Bank Rate Adjustment” means for any day, for any Loan denominated in (a) Sterling, a rate equal to the difference (which may be a positive or negative value, or zero) of (i) the average of SONIA for the last five (5) RFR Business Days for which SONIA was available (excluding the highest level from such series of days and the lowest level from such series of days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last Business Day in such period, (b) euro, a rate equal to the difference (which may be a positive or negative value, or zero) of (i) the average of the Adjusted EURIBO Rate for the last five (5) Business Days for which the EURIBOR Screen Rate was available (excluding the highest level from such series of days and the lowest level from such series of days) minus (ii) the Central Bank Rate in respect of euro in effect on the last Business Day in such period, (c) Japanese Yen, a rate equal to the difference (which may be a positive or negative value, or zero) of (i) the average of the Adjusted TIBO Rate for the last five (5) Business Days for which the TIBOR Screen Rate was available (excluding the highest level from such series of days and the lowest level from such series of days) minus (ii) the Central Bank Rate in respect of Japanese Yen in effect on the last Business Day in such period and (d) any other Alternative Currency determined after the Effective Date, an adjustment as determined by the Administrative Agent in its reasonable discretion in consultation with the Company. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBO Rate and the TIBO Rate on any day shall be based on the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month; provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.
“Change in Law” means the occurrence, after the Effective Date (or, with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect (it being understood that at the time they become effective, they shall constitute a “Change in Law”) (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and

all requests, rules, guidelines or directives thereunder or issued in connection therewith by a Governmental Authority charged with the enforcement, implementation, interpretation or administration thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class” means, when used in reference to (a) any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, (b) any Commitment, whether such commitment is a Revolving Commitment or a Term Loan Commitment and (c) any Lender, whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.
“Closing Date” means the date on which the conditions precedent set forth in Section 5.03 shall have been satisfied or waived by all Lenders in accordance with Section 11.01.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Commitment” means, as to each Lender, its Revolving Commitment and/or its Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Company” has the meaning specified in the introductory paragraph hereto.
“Competitor” means any competitor of the Company or any Subsidiary that is in the same or a similar line of business as the Company or any Subsidiary designated in writing from time to time by the Company to the Administrative Agent.
“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.01.
“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, (a) to the extent deducted in computing such Consolidated Net Income and without duplication, (i) depreciation and amortization expense for such period, (ii) Consolidated Interest Expense for such period, (iii) income tax expense for such period, (iv) (A) any unusual or non-recurring expenses or losses and (B) whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on the sales or other dispositions of assets outside the ordinary course of business and after-tax losses (less all fees and expenses or charges related thereto) attributable to the early extinguishment of debt, swaps or other derivative instruments, (v) any other non-cash items for such period (excluding any write-down of current assets and any such non-cash charges to the extent that such charge represents an accrual of or reserve for a future cash payment), (vi) (A) the amount of business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, plant closure, retention, severance, systems establishment costs and excess pension charges), (B) integration costs in connection with the Closing Date Acquisition not exceeding the midpoint of the range of such costs identified in the report of PwC US Business Advisory, LLP dated as of March 25, 2026, and (C) additional one-time integration costs not exceeding $10,000,000 in the aggregate for all periods, (vii) the amount of cost savings, operating expense reductions and cost synergies (in each case, net of continued associated expenses) relating to the Transactions and any other acquisitions, investments, dispositions, divestitures, restructurings, cost savings initiatives, discontinued operations, operational changes, business expansions or other transactions or initiatives, in each case, that are reasonably identifiable and projected by the Borrowers in good faith to result from actions taken or initiated or are expected to be taken (in the good faith determination of the Borrowers) no later than 24 months after the consummation of such transaction or initiative in the case of the Transactions or 12 months after the consummation of such other transaction or initiative (calculated on a pro forma basis as though such cost savings, operating expense reductions and cost synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and cost synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions, provided, that such cost savings, operating expense reductions and cost synergies have been reasonably detailed in the applicable Compliance Certificate pursuant to Section 7.01(c), (viii) any net unrealized losses resulting from currency translation losses related to currency re-measurements of Debt (including any net loss resulting from Hedging Agreements for currency exchange risk) and any unrealized foreign currency translation losses, (ix) any unrealized mark-to-market losses on Hedging Agreements, (x) the (A) Transaction Costs and (B) other costs, fees, expenses, premiums, make-whole amounts, penalty payments and other similar items in connection with (including, for the avoidance of doubt, any such transaction that is proposed but not consummated) (1) any issuance of Debt permitted hereunder, the amendment, amendment and restatement, refinancing, retirement or repayment of any Debt or any issuance or redemption of equity, (2) any Permitted Acquisitions, (3) any dispositions permitted hereunder and (4) any Investments permitted hereunder, provided, that that the aggregate amount of add-backs made pursuant to this clause (a)(x)(B) in connection with any such transactions that are not consummated shall not exceed $7,500,000 for any period, (xi) the costs, fees, expenses, premiums, make-whole amounts, penalty payments, awards, settlement payments and similar amounts arising out of or in connection with any litigation, arbitration and/or other resolutions of legal disputes, (xii) effects of purchase accounting adjustments in amounts required or permitted under GAAP, resulting from the application of purchase accounting or amortization or write-off of any amounts thereof (including any increased expense or depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions and amortization charges or write-offs of deferred financing costs and debt issuance costs), net of taxes, (xiii) costs, expenses, charges and losses with respect to liability or casualty and condemnation events, takings under power of eminent domain and similar events or business interruption, in each case to the extent covered by insurance and actually reimbursed or with respect to which the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days (with a deduction for any amount so added back and then denied within such 180-day period) and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), minus (b) to the extent included in computing such Consolidated Net Income and without duplication, (i) any unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, gains on the sales or other dispositions of assets outside the ordinary course of business and gain on early retirement of debt), (ii) non-cash income for such period (excluding any non-cash income to the extent that such income represents a receivable or asset for a future cash receipt), (iii) any net unrealized gains resulting from currency translation gains related to currency re-measurements of Debt (including any net gain resulting from Hedging Agreements for currency exchange risk) and any unrealized foreign currency translation gains, (iv) any unrealized mark-to-market gains on Hedging Agreements, all as determined in accordance with GAAP, (v) any amounts added back pursuant to clause (a)(xiii) in a prior period for which insurance claims were denied by the applicable carrier within 180 days or for which such amounts were not actually reimbursed within 365 days, and (vi) any cash payments made during such period in respect of the non-cash items described in any of clauses (a)(i) through (a)(xiii) above subsequent to the fiscal quarter in which the relevant non-cash charges, expenses or losses were incurred.

For purposes of calculating Consolidated EBITDA for any period of four consecutive quarters, if during such period the Company or any Subsidiary shall have consummated an Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period and if during such period, the Company or any Subsidiary shall have consummated a disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the last day of the previous period; provided that the aggregate amount of add-backs made pursuant to clauses (a)(iv)(A), (a)(vi)(A), (a)(vii) and (a)(xi) for any period shall not exceed 20% of Consolidated EBITDA for such period (determined prior to giving effect to such add-backs).

“Consolidated Funded Debt” means, without duplication and on a consolidated basis, all Debt of the Company and its Subsidiaries, excluding (i) contingent obligations in respect of undrawn letters of credit, bank guarantees and banker’s acceptances and Suretyship Liabilities in respect of obligations not constituting Debt, (ii) net obligations under Hedging Agreements, (iii) Securitization Obligations to the extent such obligations would not be required to be included on the consolidated balance sheet of the Company in accordance with GAAP, (iv) obligations to pay the deferred purchase price of services, and (v) obligations in respect of letters of credit that are Cash Collateralized.
“Consolidated Interest Coverage Ratio” means, for any Computation Period, the ratio of (a) Consolidated EBITDA for such Computation Period to (b) Consolidated Interest Expense for such Computation Period.
“Consolidated Interest Expense” means, for any Computation Period, the consolidated interest expense of the Company and its Subsidiaries for such Computation Period, as determined in accordance with GAAP.
“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income (or loss) of the Company and its Subsidiaries (excluding (i) extraordinary items and (ii) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution) for that period, as determined in accordance with GAAP.
“Consolidated Net Leverage Ratio” means, for any Computation Period, the ratio of (a) the difference of (i) Consolidated Funded Debt as of the last day of such Computation Period minus (ii) Specified Cash as of the last day of such Computation Period to (b) Consolidated EBITDA for such Computation Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any written agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the L/C Issuer.
“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001 of ERISA.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Facilities” means the Revolving Facility and the Term Facility.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) Business Days prior to (i) if such SOFR Rate Day is a Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.
“Daily Simple SONIA” means, for any RFR Loan denominated in Sterling, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (b) zero. Any change in Daily Simple SONIA due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Company.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP as in effect immediately prior the adoption of FASB ASC 842, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade and similar accounts payable and accrued expenses in the ordinary course of business and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness and the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, under letters of credit (whether or not drawn), including the Letters of Credit, but otherwise excluding trade letters of credit, and banker’s acceptances issued for the account of such Person, (f) all Securitization Obligations of such Person, to the extent such obligations would be required to be included on the consolidated balance sheet of the Company in accordance with GAAP, (g) the net obligations of such Person under Hedging Agreements, (h) all Suretyship Liabilities of such Person with respect to obligations of the type described in any of the foregoing clauses (a) through (g) and (i) all Debt of any partnership in which such Person is a general partner. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. If any of the foregoing Debt is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Debt shall be equal to the lesser of the amount of such Debt and the fair market value of such asset or assets at the date for determination of the amount of such Debt. The amount of Debt of the Company and its Subsidiaries hereunder shall be calculated without duplication of Suretyship Liabilities of the Company or any Subsidiary in respect thereof. “Debt” shall not include (1) indebtedness owing to the Company by any Subsidiary or indebtedness owing to any Subsidiary by the Company or another Subsidiary, (2) any customary earnout or holdback or similar obligations in connection with Acquisitions permitted hereunder, (3) any obligations of the Company or its Subsidiaries in respect of customer advances received and held in the ordinary course of business, (4) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof) entered into in the ordinary course of business, (5) defeased and/or discharged indebtedness, (6) interest, fees, premium or expenses, if any, relating to the principal amount of Debt to the extent not paid in kind, or (7) all obligations of any Person as lessee under operating leases, in accordance with GAAP as in effect immediately prior to the adoption of FASB ASC 842.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors generally, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including any Luxembourg Insolvency Event.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term Benchmark Loan or RFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend or expect to comply with all or any portion of its funding obligations hereunder or under other agreements in which it commits to extend credit generally, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company (such writing to be reasonably satisfactory to the Administrative Agent or the Company, as applicable) that it will comply with, and is financially able to meet, its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or of a Bail-In Action, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination made in good faith by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Designated Borrower” has the meaning specified in the introductory paragraph hereto.
“Designated Borrower Joinder Agreement” has the meaning specified in Section 2.14(b).
“Designated Borrower Request” has the meaning specified in Section 2.14(b).
“Designated Jurisdiction” means any country or territory to the extent that such country, territory or region itself is the subject of any Sanction.

“Disqualified Institution” shall mean (a) those Competitors identified on a list provided by the Company to the Administrative Agent prior to the Effective Date (the “Disqualified Institution List”) (as such Disqualified Institution List may be supplemented from time to time by the Company pursuant to clause (b)) and (b) any other Competitor identified by legal name in writing to the Administrative Agent after the Effective Date (it being understood that the Company shall be required to provide a fully updated Disqualified Institution List to the Administrative Agent in order to supplement such list after the Effective Date and the Administrative Agent shall make such updated list available to the Lenders), which designation shall become effective one day after the date that such written designation to the Administrative Agent is made available to the Lenders on IntraLinks, Syndtrak, ClearPar or a similar electronic transmission system, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments; provided, that during continuation of an Event of Default, the Company may not designate any additional Persons as Disqualified Institutions.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined in good faith by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Borrower” means, collectively, the Company and each Designated Borrower that is a Domestic Subsidiary.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Lenders pursuant to Section 11.01.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii), (v) and (vii) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of Hazardous Substances or injury to the environment.
“Environmental Laws” means all federal, state or local Laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed and enforceable duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental matters.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Erroneous Payment” is defined in Section 11.25(a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in euro and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two (2) TARGET2 Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in euro and for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of such rate) for euro for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as published at approximately 11:00 a.m., Brussels time, prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company. If the EURIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“euro”, “Euro” and/or “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Event of Default” has the meaning specified in Section 9.01.
“Excluded Subsidiary” means (i) each Subsidiary that is a captive insurance company, (ii) each Securitization Subsidiary, (iii) each not-for-profit Subsidiary, (iv) any Subsidiary prohibited by law from becoming a Guarantor, (v) each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary), and (vi) each Immaterial Subsidiary.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Hedging Agreement, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Hedging Agreements for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political or taxing authority subdivision thereof or therein) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 11.14) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), 3.01(a)(iii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Executive Officer” means the chief financial officer, the chief executive officer, the chief accounting officer, the president, any senior vice president, the treasurer or any assistant treasurer of the Company.
“Existing Credit Agreement” means the Credit Agreement dated as of August 1, 2019, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Effective Date, among the Company, the other borrowers party thereto from time to time, the guarantors party thereto from time to time, the various financial institutions party thereto as lenders from time to time and BMO Bank N.A., as administrative agent.
“Existing Letters of Credit” means those letters of credit listed on Schedule 1.01.
“Existing Revolving Commitments” means the “Revolving Commitments” (as such term is defined in the Existing Credit Agreement”) outstanding under the Existing Credit Agreement immediately prior to the Effective Date.
“Existing Revolving Lenders” means any Revolving Lenders that, immediately prior to the Effective Date, hold any Existing Revolving Commitments or Existing Revolving Loans.
“Existing Revolving Loans” means the “Loans” (as such term is defined in the Existing Credit Agreement”) outstanding under the Existing Credit Agreement immediately prior to the Effective Date. For the avoidance of doubt, as of the Effective Date, the Existing Revolving Loans are equal to an aggregate principal amount of €13,000,000.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FASB ASC 842” means the Accounting Standards Codification of the Financial Accounting Standards Board, Accounting Standards Update 2016-02, Leases.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the FRB on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to BMO on such day on such transactions as determined by the Administrative Agent. For the avoidance of doubt, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means the Permanent Loan Facilities Fee Letter, dated as of April 29, 2026, among the Company, BMO and BMO Capital Markets.
“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, which period shall be the twelve-month period ending on July 31 of each year or, at the Company’s election, an alternative year-end date (so long as such election is consistent with the Company’s filings with the SEC).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Base Rate, the Relevant Rate or the Central Bank Rate, as applicable.  For the avoidance of doubt, as of the Effective Date, the initial Floor for each of the Base Rate, the Relevant Rate and the Central Bank Rate shall be 0.00%.
“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, (i) the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction and (ii) “Lender” shall include the L/C Issuer.
“Foreign Loan Parties” means, collectively, the Foreign Subsidiaries of the Company that are Designated Borrowers.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Revolving Share of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Revolving Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination; provided that, with respect to the financial statements of Foreign Subsidiaries (except to the extent included in the consolidated financial statements of the Company), “GAAP” shall mean the generally accepted accounting principles in the relevant foreign jurisdiction which are set forth from time to time in the opinions and pronouncements of the applicable accounting standards board (or similar agency) of such foreign jurisdiction which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means (a) any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and (b) the National Association of Insurance Commissioners.
“Guarantors” means (a) with respect to all Obligations, each Domestic Subsidiary of the Company that is not an Excluded Subsidiary and is identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.16 and (b) solely for purposes of Article IV, with respect to (i) the Obligations owing by the Designated Borrowers that are Foreign Subsidiaries, (ii) Obligations under any Hedging Agreement between any Loan Party or any Subsidiary and any Hedge Bank, (iii) Obligations under any Treasury Management Agreement between any Loan Party or any Subsidiary and any Treasury Management Bank and (iv) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, each Domestic Borrower, in each case, together with their successors and permitted assigns. For the avoidance of doubt, in no event shall a Foreign Subsidiary be a Guarantor.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the other holders of the Obligations pursuant to Article IV.
“Hazardous Substances” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law, excluding household hazardous waste.
“Hedging Agreement” means (a) any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedge Bank” means any Person that (i) at the time it enters into a Hedging Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (ii) in the case of any Hedging Agreement in effect on or prior to the Effective Date, is, as of the Effective Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Hedging Agreement or (iii) within 30 days after the time it enters into the applicable Hedging Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Hedging Agreement; provided, in the case of a Hedging Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Hedging Agreement.
“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.
“HMT” has the meaning specified in the definition of “Sanctions”.
“Honor Date” has the meaning set forth in Section 2.03(c)(i).
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) delivered pursuant to Section 7.01(a) or 7.01(b) have assets with a value in excess of 2.5% of consolidated tangible assets and revenues representing in excess of 2.5% of total revenues of the Company and its Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of consolidated tangible assets and revenues representing in excess of 10.0% of total revenues of the Company and its Subsidiaries on a consolidated basis as of such date.
“Increased Availability Date” means the earlier to occur of (i) the Closing Date and (ii) the Term Loan Commitment Termination Date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes, other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 11.04.
“Independent Auditor” has the meaning specified in Section 7.01(a).
“Interest Payment Date” means (a) as to any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a

Term Benchmark Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan and the Maturity Date (or, if there is no such numerically corresponding day in such month, then the last day of such month).
“Interest Period” means as to each Term Benchmark Loan, the period commencing on the date such Term Benchmark Loan is disbursed or converted to or continued as a Term Benchmark Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or such other period as all Lenders may agree) (in each case, subject to availability) as selected by the applicable Borrower in its Loan Notice; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(iii)    no Interest Period shall extend beyond the Maturity Date; and
(iv)    no tenor that has been removed from this definition pursuant to Section 3.07(e) shall be available.
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, incurrence of Suretyship Liability in respect of, or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the applicable Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.16 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.16.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Revolving Share. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means each of BMO and Bank of America, in each case, through itself or through one of its designated Affiliates or branch offices, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. The term “L/C Issuer” when used with respect to a Letter of Credit or the L/C Obligations relating to a Letter of Credit shall refer to the L/C Issuer that issued such Letter of Credit.
“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (other than an agreement where a Governmental Authority is an account obligor), in each case whether or not having the force of Law.
“Lender Party” is defined in Section 11.25(a).
“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, unless the context requires otherwise, includes the Swing Line Lender and any foreign branch or Affiliate of a Lender as is referenced in Section 2.02(b).
“Lending Office” means, as to any Lender, the office or offices, branch or Affiliate of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer with such modifications as the Company and the L/C Issuer may reasonably approve.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Facility Maturity Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Lien” means any mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing (but excluding the interest of a lessor under an operating lease)).
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, a Swing Line Loan or a Term Loan.
“Loan Documents” means this Agreement, each Note, each Issuer Document, each Designated Borrower Joinder Agreement, each Joinder Agreement, any agreement entered into by a Loan Party creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 and the Fee Letter.
“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term Benchmark Loans or RFR Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Loan Parties” means, collectively, each Borrower and each Guarantor.
“Luxembourg” means the Grand Duchy of Luxembourg.
“Luxembourg Companies Register” means the Luxembourg Register of Commerce and Companies.
“Luxembourg Insolvency Event” means, in relation to a Luxembourg Loan Party or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne) within the meaning of Article 448 of the Luxembourg Code of Commerce, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally.
“Luxembourg Loan Party” means a Loan Party that is organized under the laws of Luxembourg.

“Margin Stock” means any “margin stock” as defined in Regulation U of the FRB.
“Master Agreement” has the meaning specified in the definition of “Hedging Agreement.”
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any other Loan Party of any Loan Document to which it is a party.
“Maturity Date” means the Revolving Facility Maturity Date or the Term Loan Maturity Date, as applicable.
“Maximum Rate” has the meaning specified in Section 11.09.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure (or 103% of the Fronting Exposure in the case of a Letter of Credit denominated in an Alternative Currency) of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.03(a)(ii)(B) or Section 2.15(a)(i), (a)(ii) or (a)(iii), an amount equal to the 100% of the Outstanding Amount of all L/C Obligations (or 103% of the Outstanding Amount in the case of L/C Obligations denominated in an Alternative Currency), and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“Multiemployer Pension Plan” means a multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, and to which the Company or any member of the Controlled Group may have any liability.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders (or all Lenders of a Class) or all directly affected Lenders (or all directly affected Lenders of a Class) in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders (or the Required Revolving Lenders or Required Term Lenders).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Quoted Currency” means any currency other than a Quoted Currency.
“Note” has the meaning specified in Section 2.11(a).
“Note Purchase Agreement” means any note purchase agreement entered into on or after the Effective Date pursuant to which one or more investors purchase unsecured notes issued by the Company and/or one or more of its Subsidiaries; provided that any such note purchase agreement shall be on terms not materially more restrictive to the Company and its Subsidiaries than the terms under this Agreement.
“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Hedging Agreement between any Loan Party or any Subsidiary and any Hedge Bank and (b) all obligations under any Treasury Management Agreement between any Loan Party or any Subsidiary and Treasury Management Bank; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06) and (ii) Excluded Taxes.
“Outstanding Amount” means (a) with respect to any Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Revolving Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any

Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of BMO in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Participating Member State” means each state so described in any EMU Legislation.
“Payment Recipient” is defined in Section 11.25(a).
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.
“Permitted Acquisition” means (x) the PSS Acquisition and (y) any Acquisition by the Company or a Subsidiary which satisfies each of the following requirements: (a) no Default has occurred and is continuing at the time of, or immediately after giving effect to, such Acquisition; and (b) such Acquisition has been approved by the board of directors and/or shareholders (or equivalent) of the target of such Acquisition.
“Permitted Liens” means, at any time, Liens in respect of property of the Company or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.08.
“Permitted Securitization” means any program providing for (a) the direct or indirect sale, contribution and/or transfer to a Securitization Subsidiary, in one or more related and substantially concurrent transactions, of accounts receivable, general intangibles, chattel paper or other financial assets (including rights in respect of Capital Leases) and related rights of the Company or any Subsidiary in transactions intended to constitute (and opined by outside legal counsel reasonably satisfactory to the Administrative Agent in connection therewith to constitute) true sales or true contributions to such Securitization Subsidiary and (b) the provision of financing secured by the assets so sold, contributed and/or transferred, whether in the form of secured loans or the acquisition of undivided interests in such assets.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan Asset Regulation” means the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, or any successor regulation thereto, as in effect at the time of reference, as modified by Section 3(42) of ERISA.
“Plan Assets” means “plan assets” as defined in the Plan Asset Regulation.
“Platform” has the meaning specified in Section 7.01.
“Pro Rata Revolving Share” means, as to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that (i) if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Revolving Share of each Lender shall be determined based on the Pro Rata Revolving Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof and (ii) solely for purposes of Section 2.03(h), Section 2.05(a)(i), Section 2.09(a)(i), Section 2.12(a), and Section 2.13, with respect to any date of determination prior to the Settlement Date, each Existing Revolving Lender’s Pro Rata Revolving Share shall be deemed to be a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Existing Revolving Loans of such Lender immediately prior to the Effective Date and the denominator of which is aggregate principal amount of Existing Revolving Loans immediately prior to the Effective Date. The initial Pro Rata Revolving Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Pro Rata Revolving Shares shall be subject to adjustment as provided in Section 2.16
“Pro Rata Term Loan Share” means, as to each Lender at any time, a fraction (expressed as a percentage carried out to the ninth decimal place), the numerator of which is the amount of the Term Loans outstanding of such Lender at such time, and the denominator of which is the total amount of outstanding Term Loans at such time. The initial Pro Rata Term Loan Share of each Lender is set forth opposite the name of such Term Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Pro Rata Share” means, as to each Lender at any time, its Pro Rata Revolving Share and/or its Pro Rata Term Loan Share, as the context may require.
“PSS Acquisition” means the acquisition by the Company of, directly or through a Subsidiary, all of Honeywell International Inc.’s (the “Seller”) right, title and interest in and to all of the outstanding equity interests of certain subsidiaries of the Seller (the “Acquired Business”), pursuant to the Equity Purchase Agreement, dated as of April 20, 2026 (the “Signing Date”), among the Company, the Seller and Brady Worldwide Inc. (as amended, restated, amended and restated or otherwise modified from time to time, and together with the appendices, exhibits and schedules thereto, the “PSS Acquisition Agreement”).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PSS Acquisition Agreement” has the meaning specified in the definition of “PSS Acquisition.”
“Public Lender” has the meaning specified in Section 7.01.
“Purchasing Revolving Lender” has the meaning specified in Section 2.01(a)(ii).
“Qualified Acquisition” means any Permitted Acquisition (or any series of Permitted Acquisitions occurring in any four fiscal quarter period), other than the PSS Acquisition, consummated after the earlier of (x) the date of termination of the PSS Acquisition Agreement without the consummation of the PSS Acquisition or express abandonment of the PSS Acquisition and (y) the second anniversary of the Closing Date, with an aggregate consideration of at least $100,000,000; provided, that for any such acquisition to qualify as a Qualified Acquisition, the Company shall have provided prior written notice to the Administrative Agent that the Company has elected to treat such acquisition as a Qualified Acquisition.
“Qualified ECP Guarantor” means, at any time, each Loan Party (other than a Foreign Loan Party) with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quoted Currency” means Dollars, Euros, Sterling and Japanese Yen and each other currency for which there is a published reference rate, in each case as long as there is a published reference rate acceptable to the Administrative Agent with respect thereto.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).
“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Reference Time” with respect to any setting of the then‐current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBO Rate, 11:00 a.m. (Brussels time) two TARGET2 Days preceding the date of such setting, (3) if such Benchmark is TIBO Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (5) if such Benchmark is the Adjusted Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two Business Days preceding the date of such setting or (6) if such Benchmark is none of the Term SOFR Rate, the EURIBO Rate, the TIBO Rate, SONIA or the Adjusted Term CORRA Rate, the time determined by the Administrative Agent in its reasonable good faith discretion.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Japanese Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other Agreed Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in euro, the Adjusted EURIBO Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Japanese Yen, the Adjusted TIBO Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA Rate, (v) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the BBSY Rate, (vi) in the case of any other Term Benchmark Borrowing denominated in an Alternative Currency (other than those specified above), the rate designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.07, or (vii) with respect to any RFR Loan denominated in Sterling, Daily Simple SONIA, as applicable.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in euro, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Japanese Yen, the TIBOR Screen Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA and (v) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the BBSY Screen Rate, as applicable.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of the sum of (a)(i) the Aggregate Revolving Commitments or (ii) if the Aggregate Revolving Commitments have been terminated, the outstanding Revolving Loans, L/C Obligations, Swing Line Loans and participations therein and (b)(x) prior to the Closing Date, the aggregate Term Loan Commitments and (y) after the Closing Date, the aggregate Term Loans outstanding at such time. The Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be disregarded for purposes of making a determination of Required Lenders; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
“Required Revolving Lenders” means, at any time, Revolving Lenders holding in the aggregate more than fifty percent (50%) of (a) the Aggregate Revolving Commitments or (b) if the Revolving Commitments have been terminated, the Total Revolving Outstanding. The Revolving Commitments of, and the outstanding Revolving Loans held or deemed held by, any Defaulting Lender shall be disregarded for purposes of making a determination of Required Revolving Lenders; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Lender shall be deemed to be held by the Revolving Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
“Required Term Lenders” means, at any time, Term Lenders holding in the aggregate more than fifty percent (50%) of (x) prior to the Closing Date, the aggregate Term Loan Commitments and (y) after the Closing Date, the aggregate Term Loans outstanding at such time. The Term Loan Commitments of, and the outstanding Term Loans held or deemed held by, any Defaulting Lender shall be disregarded for purposes of making a determination of Required Term Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means any Executive Officer, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated as such in an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. With respect to a Luxembourg Loan Party a “Responsible Officer” means a person who is authorized to represent that Loan Party.
“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of such Person or any option, warrant or other right to acquire any such Capital Stock of such Person.
“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Term Benchmark Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Term Benchmark Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Revolving Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of an issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer of any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Settlement Date and (v) such additional dates as the Administrative Agent or the L/C Issuer shall reasonably determine or the Required Revolving Lenders shall reasonably require.
“Revolving Acquisition Loans” means Revolving Loans in an aggregate principal amount not exceeding $200,000,000 made on the Closing Date for the purpose of financing the Transactions.
“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01, in any documentation executed by such Lender pursuant to Section 2.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Facility” means the Revolving Commitments and the provisions herein related to the Revolving Loans, Swing Line Loans and Letters of Credit.
“Revolving Facility Maturity Date” means June 12, 2031, subject to extension in accordance with Section 2.17; provided, however that if such date is not a Business Day, the Revolving Facility Maturity Date shall be the immediately preceding Business Day.
“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with any Outstanding Amount.
“Revolving Loan” has the meaning specified in Section 2.01(a).
“RFR” means, for any RFR Loan denominated in Sterling, SONIA.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple SONIA”.
“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple SONIA.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined in good faith by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any comprehensive sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securitization Obligations” means the aggregate investment or claim (as opposed to the value of the underlying assets subject to the applicable Permitted Securitization) held at any time by all purchasers, assignees or transferees of (or of interests in), or holders of obligations that are supported or secured by, accounts receivable, general intangibles, chattel paper or other financial assets (including rights in respect of Capital Leases) and related rights of the Company or any Subsidiary in connection with Permitted Securitizations.
“Securitization Subsidiary” means a special purpose, bankruptcy remote, directly or indirectly wholly-owned Subsidiary of the Company that is formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, contribution, transfer, sale and financing of assets and related rights in connection with and pursuant to one or more Permitted Securitizations.
“Seller” has the meaning specified in the definition of “PSS Acquisition”.
“Selling Revolving Lender” has the meaning specified in Section 2.01(a)(ii).
“Senior Notes” means any note issued pursuant to a Note Purchase Agreement.
“Settlement Date” has the meaning specified in Section 2.01(a)(ii).
“Significant Subsidiary” means, at any time, (a) any Subsidiary having (i) assets (after intercompany eliminations) with a value not less than 2.5% of the total value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (ii) revenues (after elimination of intercompany revenues) not less than 2.5% of the consolidated revenues of the Company and its Subsidiaries, taken as a whole, in each case for, or as of the end of, the most recently ended Computation Period, as the case may be, and (b) any Subsidiary that is a Loan Party.
“Signing Date” has the meaning specified in the definition of “PSS Acquisition.”
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” means, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Company and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, on a consolidated basis; (b) the capital of the Company and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Company and its Subsidiaries, on a consolidated basis, conducted on the date hereof and (c) the Company and its Subsidiaries, on a consolidated basis, have not incurred, and do not believe that they will incur, debts beyond the ability of the Company and its Subsidiaries (on a consolidated basis) to pay such debts as they mature. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Special Notice Currency” means at any time an Alternative Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Acquisition Agreement Representations” means the representations made by the Seller and/or the Acquired Business with respect to the Acquired Business in the PSS Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Company has (or any affiliates of the Company have) the right (determined without regard to any notice requirement) to terminate its obligations under the PSS Acquisition Agreement, or to decline to consummate the PSS Acquisition, in each case, as a result of any violation of inaccuracy of such Specified Acquisition Agreement Representations in the PSS Acquisition Agreement.
“Specified Cash” means the aggregate amount of unrestricted cash and Cash Equivalents (excluding, for the avoidance of doubt, Cash Collateral in respect of L/C Obligations) of the Company and its Subsidiaries not exceeding 50% of Consolidated EBITDA as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b), subject, in the case of cash of Foreign Subsidiaries so netted, to the requirement that such cash be freely transferable without restriction (unless such restriction has been waived or terminated) to the United States (it being understood and agreed that cash of Foreign Subsidiaries shall be deemed “freely transferable without restriction” (i) notwithstanding any procedures or limitations that are solely within the control of the Company or applicable foreign subsidiary and which do not require the approval or consent of any other third party or governmental authority or (ii) in the case of cash maintained in the People’s Republic of China, notwithstanding the requirement to obtain approval from the State Administration of Foreign Exchange (“SAFE”) if, as of any date of determination, SAFE has not denied the then most recent approval request by the Company or any of its subsidiaries to repatriate such cash out of the People’s Republic of China).
“Specified Loan Party” has the meaning specified in Section 4.08.
“Specified Representations” means the representations and warranties set forth in Section 6.01 (solely with respect to due organization, valid existence and power and authority of the Borrowers and

Guarantors), Section 6.02(a), Section 6.02(b), Section 6.02(d)(ii), Section 6.02(d)(iv), Section 6.03, Section 6.10, Section 6.11, Section 6.22 and Section 6.23.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted EURIBO Rate or the Adjusted TIBO Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.  Such reserve percentage shall include those imposed pursuant to Regulation D of the FRB.  Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the FRB or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage, and the Administrative Agent shall notify the Company promptly of any such adjustment.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subordinated Debt” means any Debt of the Company or any Subsidiary that (a) is subordinated to the Obligations in a manner approved in writing by the Required Lenders and (b) has (i) no amortization prior to the date that is at least 91 days after the Maturity Date, (ii) financial covenants and events of default (and related definitions) that are acceptable to the Required Lenders and (iii) no limitation on senior Debt (or any guaranty thereof) that is unacceptable to the Required Lenders.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Suretyship Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Suretyship Liability is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, and (ii) the stated amount of such Suretyship Liability.
“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
“Swing Line Lender” means BMO in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit 2.04 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined (such determination to be consistent with such determination generally under other syndicated credit facilities for which BMO acts as administrative agent) by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Term SOFR

Rate, the Adjusted EURIBO Rate, the Adjusted TIBO Rate, the Adjusted Term CORRA Rate, the BBSY Rate or other Relevant Rate (other than Daily Simple SONIA), as applicable.
“Term Benchmark Borrowing” means, as to any Borrowing, the Term Benchmark Loans comprising such Borrowing.
“Term Benchmark Loan” means a Loan that bears interest at the Term Benchmark. All Loans denominated in an Alternative Currency (other than Sterling) must be Term Benchmark Loans, except as provided in Section 2.04(a).
“Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
 “Term CORRA Notice” means a notification by the Administrative Agent to the Lenders in consultation with the Company of the occurrence of a Term CORRA Reelection Event.
“Term CORRA Reelection Event” means the determination by the Administrative Agent in consultation with the Company that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, and is determinable for any Available Tenor, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.07 that is not Term CORRA.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term Facility” means the term loan facilities represented by the Term Loans.
“Term Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of any Term Loans, other than any Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Term Loan” means any term loan made to the Borrowers pursuant to Section 2.01(b) on the Closing Date.
“Term Loan Commitment” means, (a) as to each Term Lender that is a Lender on the Effective Date, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01 on the Closing Date in the aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on

Schedule 2.01 and (b) with respect to any Lender that becomes a Lender after the Effective Date, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment and becomes a party hereto. As of the Effective Date, the total Term Loan Commitment is $500,000,000.
“Term Loan Commitment Termination Date” means the earliest to occur of (i) the date on which the PSS Acquisition is consummated without any borrowing of Term Loans, (ii) the date of termination of the PSS Acquisition Agreement or express abandonment of the PSS Acquisition and (iii) 5:00 p.m. (New York City time) on the Outside Date (as defined in the PSS Acquisition Agreement as in effect on the Signing Date and as may be extended to not later than April 20, 2028 in accordance with Section 8.01(d) of the PSS Acquisition Agreement as in effect on the Signing Date).
“Term Loan Maturity Date” means June 12, 2031; provided, however that if such date is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term Administrator and identified reasonably and in good faith by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day Business Day is not more than five (5) U.S. Government Securities Business Day Business Days prior to such Term SOFR Determination Day; provided that if the Term SOFR Reference Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“TIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Japanese Yen and for any Interest Period, the TIBOR Screen Rate, two Business Days prior to the commencement of such Interest Period.
“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. Japan time two Business Days prior to the commencement of such Interest Period. If the TIBOR Screen Rate shall be less than zero, the TIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.
“Transactions” means, collectively, (a) the funding of the Term Loans on the Closing Date, the funding of any Revolving Loans on the Closing Date, the proceeds of which are applied in accordance with Section 7.10 hereof, and the consummation of the other transactions contemplated by this Agreement, (b) the consummation of the PSS Acquisition and the other transactions contemplated by the PSS Acquisition Agreement (for the avoidance of doubt, including the payment of all amounts and consideration pursuant to the PSS Acquisition Agreement), (c) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are party, (d) the Existing Credit Agreement Refinancing and (e) the payment of Transaction Costs.
“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount and upfront fees) payable or otherwise borne by the Company and its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, reporting and trade finance services, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), e-payables and other treasury management services.
“Treasury Management Bank” means any Person that (a) at the time it enters into a Treasury Management Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Treasury Management Agreement in effect on or prior to the Effective Date, is, as of the Effective Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Treasury Management Agreement or (c) within 30 days after the time it enters into the applicable Treasury Management Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Treasury Management Agreement.
“Tricor” has the meaning specified in Section 2.14(a).
“Type” means, with respect to any Loan, its character as a Base Rate Loan, RFR Loan or a Term Benchmark Loan.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Wholly Owned Subsidiary” means any Person 100% of whose Capital Stock is at the time owned by the Company directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by the Company.
“Worldwide” has the meaning specified in Section 2.14(a).
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)(i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(iii)The term “including” is by way of example and not limitation.
(iv)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(d)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
(e)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03Accounting Terms.
(a)Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained in any Loan Document, Debt of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document or the determination of compliance with any requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, operating leases shall continue to be treated in accordance with GAAP as in effect immediately prior to the Company’s adoption of FASB ASC 842; provided, that, the foregoing shall not apply for purposes of the financial statements delivered pursuant to Section 7.01(a) and 7.01(b) so long as the Compliance Certificate delivered by the Company in connection with such financial statements includes an explanation of the differences resulting from such treatment of leases in a manner reasonably satisfactory to the Administrative Agent.
1.04Rounding.
Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05References to Agreements and Laws.
Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06Exchange Rates; Currency Equivalents.
(a)The Administrative Agent or the L/C Issuer, as applicable, shall determine in good faith the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies (and, upon request, shall promptly notify the Company of such determination). Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined in good faith by the Administrative Agent or the L/C Issuer, as applicable.
(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Term Benchmark Loan, RFR Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
(c)The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the establishment of the rates in the definition of “Relevant Rate” or with respect to any comparable or successor rate thereto.
1.07Additional Alternative Currencies.
(a)The Company may from time to time request that Term Benchmark Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that (i) such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and (ii) such requested currency shall only be a Quoted Currency to the extent that there is a published reference rate for such currency. In the case of any such request with respect to the making of Term Benchmark Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m., fifteen Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Term Benchmark Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Term Benchmark Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., seven Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Term Benchmark Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Term Benchmark Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Term Benchmark Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that a Relevant Rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Relevant Rate for any Non-Quoted Currency to the extent necessary to add the applicable Relevant Rate for such currency and (ii) to the extent the definition of Relevant Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a Quoted Currency or a Non-Quoted Currency, as applicable, for purposes of any Borrowings of Term Benchmark Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent and the L/C Issuer may amend the definition of Relevant Rate for any Non-Quoted Currency to the extent necessary to add the applicable Relevant Rate for such currency and (B) to the extent the definition of Relevant Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a Quoted Currency or a Non-Quoted Currency, as applicable, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Company.

1.08Change of Currency.
(a)Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify, in consultation with the Borrowers, to be appropriate to reflect (i) the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro and (ii) any change in currency of another country and any relevant market conventions or practices relating to the change in currency; provided, in each case, the Administrative Agent shall have generally implemented such changes of construction (with respect to the applicable currency) in other credit facilities under similar circumstances.
1.09Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
1.10Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.11Luxembourg Terms.
Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Luxembourg Loan Party, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), a suspension of payments (sursis de paiement), procedure, controlled management (gestion controlée); (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being a state of cessation de paiements; (e) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (f) a guarantee includes any guarantee which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; and (g) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés).
1.12Interest Rates; Benchmark Notification.
The interest rate on a Loan denominated in an Agreed Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 3.07(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions unrelated to the Company and this Agreement that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable good faith discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS
2.01Commitments.
(a)Revolving Loans.
(i)Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding (i) if prior to the Increased Availability Date, the lesser of (x) such Lender’s Pro Rata Revolving Share of $300,000,000 and (y) the amount of such Lender’s Revolving Commitment and (ii) if following the Increased Availability Date, the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed (A) if prior to the Increased Availability Date, the lesser of (x) $300,000,000 and (y) the Aggregate Revolving Commitments and (B) if following the Increased Availability Date, the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata

Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed (A) if prior to the Increased Availability Date, the lesser of (x) such Lender’s Pro Rata Revolving Share of $300,000,000 and (y) the amount of such Lender’s Revolving Commitment and (B) if following the Increased Availability Date, the amount of such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans, Term Benchmark Loans or RFR Loans, as further provided herein; provided, that all Revolving Loans to Brady Finance Luxembourg and Brady SARL that are denominated in Dollars shall be Term Benchmark Loans.
(ii)(A) On the Effective Date, (w) each Existing Revolving Lender agrees to exchange all of its Existing Revolving Loans, on the terms set forth herein, for an equal principal amount of Revolving Loans hereunder, (x) all Existing Revolving Loans will be deemed to be converted into Revolving Loans hereunder, (y) thereafter each Existing Revolving Lender shall hold a Revolving Loan in an aggregate principal amount equal to the aggregate principal amount of the Existing Revolving Loans of such Existing Revolving Lender, and (z) all accrued and unpaid interest and fees on the Existing Revolving Loans and Existing Revolving Commitments shall be deemed to be accrued interest and fees on the Revolving Loans payable as Obligations hereunder, and (B) on a date designated by the Administrative Agent which shall be no later than four (4) Business Days following the Effective Date (such date, the “Settlement Date”) (x) to the extent the Existing Revolving Loans outstanding and owed to any Existing Revolving Lender immediately prior to the Effective Date shall be less than such Revolving Lender’s Pro Rata Revolving Share of all Existing Revolving Loans (each such Revolving Lender, a “Purchasing Revolving Lender”), then such Purchasing Revolving Lender, without executing an Assignment and Assumption, shall be deemed to have purchased an assignment of Revolving Loans then outstanding and owed to each Revolving Lender that is not a Purchasing Revolving Lender (a “Selling Revolving Lender”) in an amount sufficient such that, after giving effect to such purchase, (1) each Revolving Lender has as of the Settlement Date its Pro Rata Revolving Share of outstanding Revolving Loans and (2) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed the lesser of (1) such Lender’s Pro Rata Revolving Share of $300,000,000 and (2) the amount of such Lender’s Revolving Commitment, (y) the Administrative Agent shall transfer to each Selling Revolving Lender, from amounts received from the Purchasing Revolving Lenders on the Settlement Date, an amount to such Lender sufficient such that, after giving effect to such purchase, (1) each Revolving Lender has as of the Settlement Date its Pro Rata Revolving Share of outstanding Revolving Loans and (2) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed the lesser of (1) such Lender’s Pro Rata Revolving Share of $300,000,000 and (2) the amount of such Lender’s Revolving Commitment, and (z) with respect to each Existing Letter of Credit, each Revolving Lender shall automatically and without further act be deemed to have acquired participations hereunder in such Letters of Credit pursuant to Section 2.03, such that, after giving effect to each such making of Revolving Loans and acquisition of participations in Letters of Credit, as applicable, (1) each Revolving Lender has as of the Settlement Date its Pro Rata Revolving Share of outstanding Revolving Loans and (2) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Revolving Share of the

Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed the lesser of (1) such Lender’s Pro Rata Revolving Share of $300,000,000 and (2) the amount of such Lender’s Revolving Commitment. The Administrative Agent shall calculate the net amount to be paid by each Purchasing Revolving Lender and received by each Selling Revolving Lender in connection with the assignments effected hereunder on the Settlement Date, and will notify each such Purchasing Revolving Lender and Selling Revolving Lender of such amounts. Each Purchasing Increase Lender shall make the amount of its required payment available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the Settlement Date. The Agent shall distribute, on the Settlement Date, the proceeds of such amount to each of the Selling Purchasing Lenders entitled to receive such payments at its applicable lending office.
(b)Term Loans. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make term loans to the Borrowers in Dollars on the Closing Date in an aggregate principal amount equal to its Term Loan Commitment. Subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b) and prepay under Section 2.05. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Term Benchmark Loans, as further provided herein.
(c)Increase of Commitments. After the Increased Availability Date, the Company may at any time and from time to time, upon prior written notice by the Company to the Administrative Agent, increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or Swing Line Sublimit) (each, a “Revolving Commitment Increase”) and add one or more additional tranches of term loan commitments (the “Additional Term Loan Commitments” and the term loans thereunder, the “Additional Term Loans”) in an aggregate amount not to exceed the sum of (x) an unlimited amount so long as, after giving effect thereto, the Consolidated Net Leverage Ratio determined on a pro forma basis (assuming no cash netting of the proceeds thereof and full funding of such Revolving Commitment Increase and Additional Term Loan Commitments, as applicable) would not exceed 2.50 to 1.00 plus (y) $550,000,000, with additional Revolving Commitments and/or Additional Term Loan Commitments, as applicable, from any existing Lender, and/or new Revolving Commitments and/or Additional Term Loan Commitments, as applicable, from any other Person selected by the Company that would qualify as an Eligible Assignee; provided that:
(i)the Company shall be deemed to have availed itself of amounts under clause (c)(x) above (to the extent compliant therewith) prior to availing itself of amounts under clause (c)(y) above;
(ii)any such Revolving Commitment Increase or Additional Term Loan Commitments shall be in a minimum principal amount of $5,000,000 and in integral multiples of $5,000,000 in excess thereof;
(iii)no Default shall be continuing at the time of incurrence of such Revolving Commitment Increase or Additional Term Loan Commitments;
(iv)no existing Lender shall be under any obligation to provide any Revolving Commitment Increase or Additional Term Loan Commitment, as applicable, and any such decision whether to increase its Revolving Commitment or provide an Additional Term Loan Commitment, as applicable, shall be in such Lender’s sole and absolute discretion;
(v)any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent;
(vi)the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Loan Parties and opinions of counsel to the Loan Parties) it may reasonably request relating to the corporate or other necessary authority for such increase, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;
(vii)in the case of each Revolving Commitment Increase:
(A)such Revolving Commitment Increase shall be part of the Revolving Facility, shall mature on the Revolving Maturity Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Facility, and shall otherwise be subject to the same terms and conditions as the Revolving Facility; and
(B)if any Revolving Loans are outstanding at the time of such Revolving Commitment Increase, the Borrowers shall, if applicable due to a nonratable increase in the Revolving Commitments, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 3.05) in an amount necessary such that after giving effect to the increase in the Aggregate Revolving Commitments, each Revolving Lender will hold its Pro Rata Revolving Share (based on its Pro Rata Revolving Share of the increased Aggregate Revolving Commitments) of outstanding Revolving Loans; and
(viii)in the case of each Additional Term Loan:
(A)such Additional Term Loan will mature and amortize in a matter reasonably acceptable to the Administrative Agent, the Lenders making such Additional Term Loans and the Borrowers, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity (as reasonably determined by the Administrative Agent) of the initial Term Loans or a scheduled maturity date earlier than the Term Loan Maturity Date;
(B)any Lender making any Additional Term Loan shall be entitled to the same voting rights as the existing Term Lenders under the Term Facility, and (unless otherwise agreed by the applicable Lenders; provided that no such agreement shall allow the Additional Term Loans to be prepaid prior to the initial Term Loans) each Additional Term Loan shall receive proceeds of prepayments on the same basis as the initial Term Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount of all Term Loans); and
(C)all other terms and conditions applicable to such Additional Term Loans shall, except to the extent otherwise provided in this Section 2.01(c)(viii), be substantially the same as (and in any event no more favorable than) the initial Term Loans; provided that (1) the terms and conditions applicable to any trance of Additional Term Loans maturing after the Term Loan Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during the periods after the Term Loan Maturity Date and (2) the Additional Term Loans may be priced differently (and subject to different fees) than the initial Term Loans.
Schedule 2.01 shall be deemed revised to include any increase in the Commitments under this Section and to include thereon any Person that becomes a Lender pursuant to this Section.
Revolving Commitment Increases, Additional Term Loan Commitments and Additional Term Loans shall be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.01(c), without the consent of any other Lenders (other than the Lenders providing such Revolving Commitment Increases, Additional Term Loan Commitments and Additional Term Loans), and the Borrowers shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, resolutions duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Revolving Commitment Increases, Additional Term Loan Commitments and Additional Term Loans) reasonably requested by the Administrative Agent in connection with any such transaction.
2.02Borrowings, Conversions and Continuations of Loans.
(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Term Benchmark Loans denominated in Dollars or of any conversion of Term Benchmark Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing of RFR Loans or any Borrowing or continuation of Term Benchmark Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of RFR Loans and each Borrowing, conversion to or continuation of Term Benchmark Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (i) whether such Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Loans to be borrowed. If the applicable Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the applicable Borrower fails to specify a Type of a Loan in a Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Term Benchmark Loans with an Interest Period of one month or RFR Loans, as applicable, in their original currency. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.
(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in (i) Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01) in the case of Revolving Loans (other than Revolving Acquisition Loans) or (ii) Section 5.03 in the case of Term Loans and Revolving Acquisition Loans, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of BMO with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Loan Notice with respect to a Borrowing of Revolving Loans denominated in Dollars is given by a Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to such Borrower as provided above. Each Lender, at its option, may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of the Interest Period for such Term Benchmark Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term Benchmark Loans (whether in Dollars or an Alternative Currency) without the consent of the Required Lenders with respect to Revolving Loans, and the Required Lenders may demand that any or all of the then outstanding Term Benchmark Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d)The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in BMO’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 12 Interest Periods in effect with respect to the Loans.
(f)This Section 2.02 shall not apply to Swing Line Loans.

2.03Letters of Credit.
(a)The Letter of Credit Commitment.
(i)Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrowers or any of their Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed, (I) if prior to the Increased Availability Date, the lesser of (x) $300,000,000 and (y) the Aggregate Revolving Commitments and (II) if following the Increased Availability Date, the Aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed, (I) if prior to the Increased Availability Date, the lesser of (x) such Lender’s Pro Rata Revolving Share of $300,000,000 and (y) the amount of such Lender’s Revolving Commitment or (II) if following the Increased Availability Date, such Lender’s Revolving Commitment or (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.
(ii)The L/C Issuer shall not issue any Letter of Credit if:
(A)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
(B)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date; provided that, subject to the agreement of the Borrowers set forth below in this clause (B), the L/C Issuer may issue Letters of Credit with an expiry date of up to one year after the Letter of Credit Expiration Date (but the L/C Issuer shall not have an obligation to issue such Letter of Credit). Each Borrower hereby agrees that if any Letter of Credit is issued pursuant to the foregoing proviso, it shall Cash Collateralize such Letter of Credit on the date such Letter of Credit is issued in an amount equal to the Minimum Collateral Amount.
(iii)The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date (or, if later, the date on which such Person became the L/C Issuer), or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date (or, if later, the date on which such Person became the L/C Issuer) and which the L/C Issuer in good faith deems material to it;
(B)the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;
(D)the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;
(E)such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F)any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the applicable Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions (it being understood that this clause (A) shall apply to the relationship among the L/C Issuer and the Lenders and shall not impair the obligations of the L/C Issuer to the Company or any of its Subsidiaries under the terms of the applicable Letters of Credit and Issuer Documents) and (B) as additionally provided herein with respect to the L/C Issuer.
(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent (A) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (B) not later than 11:00 a.m. at least ten Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency; or in each case such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
(ii)Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Revolving Share times the amount of such Letter of Credit.
(iii)If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the last expiry date permitted under Section 2.03(a)(ii)(B); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the Business Day following the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the Business Day following the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative

Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency (together with interest thereon). If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Revolving Share thereof. In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing (including by facsimile or e-mail if permitted by Section 11.02); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Revolving Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable promptly on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Revolving Share of such amount shall be solely for the account of the L/C Issuer.
(v)Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the applicable Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)Repayment of Participations.
(i)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Revolving Share thereof in Dollars and in the same funds as those received by the Administrative Agent.
(ii)If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Revolving Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
(ii)the existence of any claim, counterclaim, set-off, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of any Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice any Borrower;
(vi)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vii)any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(viii)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrowers or any Subsidiary or in the relevant currency markets generally; or
(ix)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.
The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; provided, however, that a Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit (it being understood that the applicable Borrower may request that any particular Letter of Credit be governed by either the ISP or the UCP, as selected by such Borrower or the beneficiary of such Letter of Credit). Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Borrower for, and the L/C Issuer’s rights and remedies against such Borrower shall not be impaired by, any action or inaction of the L/C Issuer required under any Law or practice that is required to be applied to any Letter of Credit, including the Law of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h)Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.16, with its Pro Rata Revolving Share, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the actual daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at a rate equal to 0.125%, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate equal to 0.125%, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at a rate equal to 0.125%, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit, and payable on a quarterly basis in arrears. Such fronting fee for standby Letters of Credit shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect, in Dollars or such Alternative Currency as shall be separately agreed. Such customary fees and standard costs and charges are due and payable promptly on demand and are nonrefundable.
(j)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.
2.04Swing Line Loans.
(a)Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Domestic Borrowers in Dollars from time to time on any Business Day during the Availability Period in an Outstanding Amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Revolving Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed, (x) if prior to the Increased Availability Date, the lesser of (x) $300,000,000 and (y) the Aggregate Revolving Commitments and (y) if following the Increased Availability Date, the Aggregate Revolving Commitments and (B) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Revolving Share of the Outstanding Amount of all Swing Line Loans shall not exceed, if (x) prior to the Increased Availability Date, the lesser of (x) such Lender’s Pro Rata Revolving Share of $300,000,000 and (y) the amount of such Lender’s Revolving Commitment and (y) if following the Increased Availability Date, such Lender’s Revolving Commitment, (ii) no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan and bear interest at a rate per annum determined in accordance with Section 2.08(a). Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Revolving Share times the amount of such Swing Line Loan.
(b)Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower.
(c)Refinancing of Swing Line Loans.

(i)The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably request and authorize the Swing Line Lender to so request on their behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Pro Rata Revolving Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Revolving Share of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02 (other than the delivery by the applicable Borrower of a Loan Notice). No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.
(d)Repayment of Participations.
(i)At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Revolving Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Revolving Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Revolving Share of any Swing Line Loan, interest in respect of such Pro Rata Revolving Share shall be solely for the account of the Swing Line Lender.
(f)Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05Prepayments.
(a)Voluntary Prepayments of Loans.
(i)Loans. A Borrower may, upon notice from such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Term Benchmark Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Term Benchmark Loans denominated in Alternative Currencies or RFR Loans, and (3) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Term Benchmark Loans denominated in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Term Benchmark Loans denominated in Alternative Currencies or RFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, it being understood, however, that such Borrower may condition any prepayment of the entire outstanding amount of Loans upon the consummation of replacement financing. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.
(ii)Swing Line Loans. A Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, it being understood, however, that such Borrower may condition any prepayment of the entire outstanding amount of Swing Line Loans upon the consummation of replacement financing.
(b)Mandatory Prepayments of Revolving Loans.
(i)Total Revolving Outstandings. If the Administrative Agent notifies the Company at any time that the Total Revolving Outstandings at such time exceed the Aggregate Revolving Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Revolving Loans and/or the Borrowers shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Commitments then in effect; provided, however, that, the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after such prepayment of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.
(ii)Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied to Revolving Loans and Swing Line Loans and (after all Revolving Loans and all Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations.
Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Term Benchmark Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to

Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
2.06Termination or Reduction of Commitments.
(a)Unless previously terminated, the Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date or upon the earlier occurrence of the Term Loan Commitment Termination Date.
(b)The Company may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations (it being understood that such termination may be conditioned upon the consummation of replacement financing); provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) if, after giving effect to any reduction or termination of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess (which sublimits shall, subject to the approval (not to be unreasonably withheld or delayed) of the L/C Issuer or Swing Line Lender, as applicable, be increased in the event of any increase in the Aggregate Revolving Commitment pursuant to Section 2.01(c) in an amount not to exceed the lesser of (i) the initial amounts of such sublimits as in effect on the Effective Date and (ii) the amount of such increase in the Aggregate Revolving Commitment). The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Pro Rata Revolving Share. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. If the Aggregate Revolving Commitments terminate pursuant to Section 2.06 and the Borrowers have paid all amounts payable hereunder (including the Term Loans) and under the other Loan Documents (other than contingent indemnification and similar obligations not yet due and obligations that are Cash Collateralized), then this Agreement shall terminate (except for provisions hereof that survive termination hereof).
2.07Repayment of Loans.
(a)Term Loans. The Borrower shall repay the Term Loans in equal quarterly installments on the last Business Day of each January, April, July and October (commencing on the first such date which occurs at least three months following the Closing Date) each in an amount equal to 1.25% of the original principal amount of the Term Loans made on the Closing Date, with the balance payable on the Term Loan Maturity Date.
(b)Revolving Loans. The Borrowers shall repay to the Revolving Lenders on the Revolving Facility Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.
(c)Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Revolving Facility Maturity Date.

2.08Interest.
(a)Subject to the provisions of subsection (b) below, (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Relevant Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate; (iii) each RFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) Daily Simple SONIA plus (B) the Applicable Rate; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate.
(b)(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by applicable Laws.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09Fees.
In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)Commitment Fee.
(i)Revolving Facility: The Company shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Pro Rata Revolving Share, a commitment fee in Dollars equal to the product of (A) the Applicable Rate times (B) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (1) the Outstanding Amount of Revolving Loans and (2) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. Such commitment fee shall accrue from and after the Effective Date at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period. Such commitment fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.
(ii)Term Facility: The Company shall pay to the Administrative Agent, for the account of each Term Lender in accordance with its Pro Rata Term Loan Share, a commitment fee in Dollars equal to the product of (A) 0.20% times (B) the actual daily undrawn amount of the Term Loan Commitments, subject to adjustment as provided in Section 2.16. Such commitment fee shall accrue from and including August 18, 2026 and shall be due and payable quarterly in arrears on the last Business Day of each January, April, July and October, commencing with October 30, 2026, with a final payment of any accrued and unpaid commitment fees under this Section 2.09(a)(ii) due and payable in full on the earlier of (A) the Closing Date and (B) the date all Term Loan Commitments under the Term Facility are terminated.
(b)Other Fees.
(i)The Company shall pay to BMO Capital Markets and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.
(ii)The Company shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10Computation of Interest and Fees.
All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Relevant Rate) and RFR Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.
2.11Evidence of Debt.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.

The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.11 (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(b)In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.
2.12Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, a Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency or any such payment would result in adverse consequences to any Borrower, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Benchmark Loans or RFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by Borrower; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
(iii)Notices. A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent demonstrable error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of a Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14Designated Borrowers.
(a)Effective as of the Effective Date, each of Brady Worldwide, Inc., a Wisconsin corporation (“Worldwide”), Tricor Direct, Inc., a Delaware corporation (“Tricor”), Brady Finance Luxembourg and Brady SARL shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement.

(b)The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request the designation of any Wholly Owned Subsidiary of the Company that is not an Excluded Subsidiary (an “Applicant Borrower”) as a Designated Borrower to receive Loans and Letters of Credit hereunder by delivering to the Administrative Agent (which shall promptly deliver copies thereof to each Lender) a duly executed notice in substantially the form of Exhibit 2.14(a) (a “Designated Borrower Request”). If (i) in the case of a Foreign Subsidiary, the Administrative Agent and the Lenders, and (ii) in the case of a Domestic Subsidiary, the Administrative Agent and the Required Lenders, agree (which agreement shall not be unreasonably withheld or delayed (for the avoidance of doubt, any Lender that withholds consent on account of such Lender being unable to legally lend to such proposed Foreign Subsidiary Applicant Borrower, or such lending would be in violation of such Lender’s internal policy, shall be deemed reasonable)) that an Applicant Borrower shall be entitled to receive Loans hereunder, then the Administrative Agent and the Lenders, or the Required Lenders, as applicable, shall send an agreement in substantially the form of Exhibit 2.14(b) (a “Designated Borrower Joinder Agreement”) to the Company specifying, if such Applicant Borrower is a Foreign Subsidiary, the additional terms and conditions applicable to extensions of credit to such Applicant Borrower. Upon the execution of such Designated Borrower Joinder Agreement by the Company, such Applicant Borrower and the Administrative Agent and the satisfaction of the conditions applicable to extensions of credit set forth in the Designated Borrower Joinder Agreement, such Applicant Borrower shall be a Designated Borrower and permitted to receive Loans hereunder, on the terms and conditions set forth herein and therein, and such Applicant Borrower otherwise shall be a Borrower for all purposes of this Agreement. The parties hereto acknowledge and agree that prior to any Designated Borrower becoming entitled to utilize the Credit Facilities provided for in this Agreement the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion.
(c)The Obligations of the Domestic Borrowers shall be joint and several in nature. The Obligations of each of the Designated Borrowers that is a Foreign Subsidiary shall be several in nature.
(d)Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder (notwithstanding anything herein to the contrary, upon request of the Company, any Designated Borrower may receive the proceeds of any Loans made to it by the Lenders). Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower; provided that if such communication is directed to a specific Designated Borrower, it shall indicate to which Designated Borrower it is directed.
(e)The Company is not required to cause any Subsidiary to become a party to this Agreement as a Designated Borrower and no Designated Borrower that is a Foreign Subsidiary shall be required to guarantee the Obligations. The Company may from time to time, upon not less than 10 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans or L/C Obligations payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Credit Extensions made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
2.15Cash Collateral.
(a)Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the applicable Borrower shall be required to provide Cash Collateral pursuant to Section 2.05(b) or 9.02(c) or (iv) there shall exist a Defaulting Lender, the applicable Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(b) and any Cash Collateral provided by the Defaulting Lender).
(b)Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided (other than Liens permitted under Section 7.08(a) or 7.08(h)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the applicable Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent (which demand shall include a reasonably detailed accounting of the amount so demanded), pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts at BMO. The applicable Borrower or the relevant Defaulting Lender shall pay promptly on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, 2.16 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the good faith determination by the Administrative Agent and, to the extent the Cash Collateral was provided for the benefit of the L/C Issuer, the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.16Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Revolving Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.
(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (b) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(b)Reallocation of Pro Rata Revolving Shares to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Revolving Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the portion of the Total Revolving Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(c)Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (b) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.
(d)Defaulting Lender Cure. The Administrative Agent agrees to promptly notify the Company upon the Administrative Agent’s actual knowledge of any Lender becoming a Defaulting Lender and the Administrative Agent’s actual knowledge of the occurrence of any Lender ceasing to be a

Defaulting Lender. If the Company, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Revolving Shares (without giving effect to Section 2.16(b) as to such Lender), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
2.17Extension of Maturity Date.
(a)Requests for Extension. From and after the Effective Date, the Company may, no more than two (2) times, by delivering written notice (an “Extension Request”) to the Administrative Agent (who shall promptly notify the Revolving Lenders) no earlier than the second anniversary of the Effective Date and not later than 45 days prior to the Revolving Facility Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that each Revolving Lender extend such Revolving Lender’s Revolving Facility Maturity Date for an additional one-year period from the Existing Maturity Date. Subject to the provisions in this Section 2.17, such extension shall become effective on the date specified in the Extension Request (such date, the “Extension Date”).
(b)Revolving Lender Elections to Extend. Each Revolving Lender, acting in its sole and individual discretion, shall, by written notice to the Administrative Agent given not later than 21 days (the “Notice Date”) after the date of the Company’s Extension Request, advise the Administrative Agent whether or not such Revolving Lender agrees to such extension, and each Revolving Lender that determines not to so extend its Existing Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Revolving Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Revolving Lender to agree to such extension shall not obligate any other Revolving Lender to so agree.
(c)Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Revolving Lender’s determination under this Section no later than 5 days after the Notice Date (or, if such date is not a Business Day, on the immediately preceding Business Day).
(d)Additional Commitment Lenders. The Company shall have the right on or before the Extension Date to replace any Non-Extending Lender with, and add as “Revolving Lenders” and “Lenders” under this Agreement in place thereof, one or more Eligible Assignees and/or one or more existing Lenders (each, an “Additional Commitment Lender”) as provided in Section 11.06, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption with such Non-Extending Lender pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date, undertake the Revolving Commitment (and, if any such Additional Commitment Lender is already a Revolving Lender, its Revolving Commitment shall be in addition to such Revolving Commitment assumed from the Non-Extending Lender on such date). Prior to any Non-Extending

Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Company, to become an Extending Lender, provided that the Company consents thereto in writing in its sole discretion.
(e)Minimum Extension Requirement. If (and only if) the total of the Revolving Commitments of the Revolving Lenders that have agreed so to extend their Existing Maturity Date (each, an “Extending Lender”) and the additional Revolving Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension Date, the Revolving Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Revolving Facility Maturity Date as so extended shall be the immediately preceding Business Day) and each Additional Commitment Lender (if it is not already a Revolving Lender or Lender) shall thereupon become a “Revolving Lender” and “Lender”, as applicable, for all purposes of this Agreement.
(f)Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Revolving Facility Maturity Date pursuant to this Section shall not be effective with respect to any Revolving Lender unless:
(i)the Administrative Agent shall have received (A) a certificate of the Company dated as of the Extension Date signed by a Responsible Officer of the Company certifying that, before and after giving effect to such extension, (1) the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the Extension Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and except that, for purposes of this Section, the representations and warranties contained in Section 6.04 shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a), and (2) no Default has occurred and is continuing; (B) a duly executed Assignment and Assumption referred to in paragraph (d) of this Section from each Additional Commitment Lender; and (C) such other information or documentation as the Administrative Agent may reasonably request; and
(ii)on or before the Extension Date, (1) the Borrowers shall have paid in full the principal of and interest on all of the Revolving Loans made by each Non-Extending Lender to them hereunder and (2) the Borrowers shall have paid in full all other amounts owing under the Revolving Facility to such Non-Extending Lender hereunder.
(g)Amendment; Sharing of Payments. In connection with any extension of the Revolving Facility Maturity Date, the Borrowers, the Administrative Agent and each Extending Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension. This Section shall supersede Sections 11.01 and 2.13.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications. (i) Without duplication of amounts paid pursuant to Section 3.01(a), each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest and expenses attributable to gross negligence or willful misconduct of the Recipient), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent demonstrable error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten Business Days after demand therefor, for any amount which a Lender or the L/C Issuer (other than a Lender or L/C Issuer that is also serving as the Administrative Agent at such time) for any reason fails to pay to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or any Loan Party shall be conclusive absent demonstrable error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.
(e)Status of Lenders; Tax Documentation.
(i)Any Lender and, to the extent the L/C Issuer is not also a Lender under this Agreement, the L/C Issuer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender and, to the extent the L/C Issuer is not also a Lender under this Agreement, the L/C Issuer, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such

Lender or the L/C Issuer, as applicable, is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s or the L/C Issuer’s reasonable judgment such completion, execution or submission would subject such Lender or the L/C Issuer, as applicable, to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or the L/C Issuer, as applicable.
(ii)Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
(A)any Lender and, to the extent the L/C Issuer is not also a Lender under this Agreement, the L/C Issuer that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01-A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-B or Exhibit 3.01-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-D on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender or the L/C Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender and, to the extent the L/C Issuer is not also a Lender under this Agreement, the L/C Issuer shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or the L/C Issuer, as applicable, has complied with such Lender’s or the L/C Issuer’s, as applicable, obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.
(iii)Each Lender and, to the extent the L/C Issuer is not also a Lender under this Agreement, the L/C Issuer agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund (including any application or carryover of such refund amount to reduce any amount otherwise payable to the refunding Governmental Authority) of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection to the extent that the payment of such amount would place the Recipient in a less favorable net after Tax position that such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02Illegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest rate is determined by reference to the Relevant Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Term Benchmark Loans in the affected currency or currencies or, in the case of Term Benchmark Loans denominated in Dollars, to convert Base Rate Loans to Term Benchmark Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Relevant Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Relevant Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist (and each Lender hereby agrees to provide such notice promptly upon such circumstances ceasing to exist). Upon receipt of such notice by the Company, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Term Benchmark Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Relevant Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Relevant Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Relevant Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Relevant Rate (and each Lender hereby agrees to provide notice to the Administrative Agent and the Company when such illegality ceases to exist). Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
Each Lender at its option may make any Credit Extension to any Borrower by causing any domestic or foreign branch or Affiliate of such Lender (each a “Designated Lender”) to make such Credit Extension (and in the case of an Affiliate, the provisions of Sections 3.01 through 3.05 and 11.04 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Credit Extension in accordance with the terms of this Agreement; provided, however, if any Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Designated Lender to perform its obligations hereunder or to issue, make, maintain, fund or charge interest with respect to any Credit Extension to any Designated Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia then, on notice thereof by such Lender to the Company through the Administrative Agent, and until such notice by such Lender is revoked (and each Lender hereby agrees to make such revocation when such illegality ceases to exist), any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended. Upon receipt of such notice, the Loan Parties shall, take all reasonable actions requested by such Lender to mitigate or avoid such illegality.
3.03[Reserved].
3.04Increased Cost and Reduced Return; Capital Adequacy.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Relevant Rate) or the L/C Issuer;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(iii)[reserved]; or
(iv)impose on any Lender or the L/C Issuer or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Relevant Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, within thirty days after receipt of the request of such Lender or the L/C Issuer (accompanied by a certificate as contemplated by Section 3.06(a)), the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has had the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, within thirty days after receipt of the request of such Lender or the L/C Issuer (accompanied by a certificate as contemplated by Section 3.06(a)), such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender or the L/C Issuer, as the case may be, demands compensation pursuant to this Section 3.04 in respect of the Change in Law giving rise to such increased costs or reductions (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof).
(d)Compensation. A Lender shall not be entitled to any compensation pursuant to this Section 3.04 to the extent such Lender is not generally imposing such charges or requesting such compensation from other similarly situated borrowers under similar circumstances.
3.05Compensation for Losses.
Within 30 days after written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower (and not revoked in accordance with the terms hereof);
(c)any failure by a Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d)any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.14;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract and excluding any loss of anticipated profits. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term Benchmark Loan made by it at the Relevant Rate used in determining the Relevant Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Term Benchmark Loan was in fact so funded.
3.06Matters Applicable to all Requests for Compensation.
(a)A certificate of the Administrative Agent, any Lender or the L/C Issuer claiming compensation under this Article III and setting forth, in reasonable detail, the basis of any loss, cost or expense and the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, the Administrative Agent, such Lender or the L/C Issuer (i) may use reasonable averaging and attribution methods and (ii) shall act in good faith (and not on an arbitrary or capricious basis); provided that none of the Administrative Agent, such Lender or the L/C Issuer, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith. Any claim for compensation under this Article III must be accompanied by such certificate.
(b)Each Lender may make any Credit Extension to a Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of such Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender or the L/C Issuer requests compensation under Section 3.04, or any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of the Company, such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(c)Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, or giving a notice pursuant to Section 3.02, the Company may replace such Lender in accordance with Section 11.14.
3.07Alternate Rate of Interest.
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.07:
(i)if the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining any Relevant Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SONIA or RFR for the applicable Agreed Currency; or
(ii)if the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Relevant Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple SONIA or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency, as applicable;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark (which notice shall be given by the Administrative Agent promptly after such circumstances cease to exist), (A) any Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall be ineffective, (B) if any Loan Notice requests a Term Benchmark Borrowing in Dollars, such Borrowing shall be made as a Base Rate Loan and (C) if any Loan Notice requests a Term Benchmark Borrowing or an RFR Borrowing for the relevant rate above in an Applicable Currency, then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 3.07 (a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark (which notice shall be given by the Administrative Agent promptly after such circumstances cease to exist), (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan denominated in Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Alternative Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent demonstrable error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Company’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (iii) if such RFR Loan is denominated in any Alternative Currency, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent demonstrable error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Company’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Applicable Currency) immediately or (B) be prepaid in full immediately.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.07), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then‐current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Chicago time) on the 5th Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders and the Company without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. No Loan Party shall be required to pay any “amendment fee” or other similar fee in connection with an amendment or other modification to this Agreement or any other Loan Document made solely in connection with the replacement of any Benchmark or any proposed Benchmark Replacement Conforming Changes related thereto.
(ii)     Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (c)(ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.
(d)The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non‐occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent demonstrable error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.07.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then ‐ current Benchmark is a term rate (including the Term SOFR Rate, the EURIBO Rate, the TIBO Rate, Term CORRA or the BBSY Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and consistent with such selection generally under other syndicated credit facilities for which BMO acts as administrative agent or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non‐representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Company’s receipt of notice from the Administrative Agent of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 3.07 for (i) Dollars, the Company may revoke any request for a borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any such Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any other Agreed Currency, the obligation of the Lenders to make or maintain Loans in such Agreed Currency shall be suspended (and the Company may revoke any request for a Borrowing of, conversion to or continuation of Loans to be made in such Agreed Currency during the Benchmark Unavailability Period). During any Benchmark Unavailability Period for Dollars or at any time that a tenor for the then‐current Benchmark for Dollars is not an Available Tenor, the component of Base Rate based upon the then‐current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan in any Alternative Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then (until such time as a benchmark replacement for such Alternative Currency is implemented pursuant to this Section 3.07) such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Company’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Currency) on such day (it being understood and agreed that if the Company does not so prepay such Loan on such day by 2:00 p.m., local time, the Administrative Agent is authorized to effect such conversion of such Term Benchmark Loan into a Base Rate Loan denominated in Dollars). If any RFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such RFR Loan, then such Loan shall, on the next Interest Payment Date applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), bear interest at the Central Bank Rate for Sterling plus the Applicable Rate; provided that, if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent demonstrable error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected RFR Loans denominated in Sterling, at the Company’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of Sterling) on the next applicable Interest Payment Date (or the next succeeding Business Day if such day is not a Business Day) or (B) be prepaid in full immediately on the next applicable Interest Payment Date (or the next succeeding Business Day if such day is not a Business Day).
3.08Survival.
All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.
ARTICLE IV

GUARANTY
4.01The Guaranty.
Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement or a Treasury Management Agreement with a Loan Party, and the Administrative Agent and each of the holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (after giving effect to any grace or cure period) (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will promptly, jointly and severally, pay the same, without any demand or notice, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Hedging Agreements or Treasury Management Agreements, the obligations of each Guarantor (in its capacity as such) under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws or any comparable provisions of any applicable Law.
4.02Obligations Unconditional.
The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Hedging Agreements or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent obligations that survive termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)any of the acts mentioned in any of the provisions of any of the Loan Documents, any Hedging Agreement or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Hedging Agreements or such Treasury Management Agreements shall be done or omitted;
(c)the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Hedging Agreement or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Hedging Agreements or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with (except to the extent such Guarantor has been expressly released in writing from its obligations under this Guaranty by the requisite Lenders in accordance with the express terms of this Agreement);

(d)any Lien granted to, or in favor of, the Administrative Agent or any holder of Obligations as security for any of the Obligations shall fail to attach or be perfected; or
(e)any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever (other than any notice any Guarantor has the express right to receive under any Loan Document), and any requirement that the Administrative Agent or any holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Hedging Agreement or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Hedging Agreements or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03Reinstatement.
The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the reasonable and documented fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
4.04Certain Additional Waivers.
Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05Remedies.
The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

4.06Rights of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent obligations that survive the termination of this Agreement) have been paid in full and the Commitments have terminated.
4.07Guarantee of Payment; Continuing Guarantee.
(a)The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
(b)Notwithstanding anything to the contrary in this Agreement, a Guarantor shall automatically be released from its obligations hereunder and its Guaranty shall be automatically released upon (i) such Subsidiary becoming an Excluded Subsidiary and receipt by the Administrative Agent of written notice thereof from the Company, (ii) the dissolution, liquidation or winding up of such Subsidiary as permitted hereunder or (iii) the consummation of any transaction permitted hereunder as a result of which such Guarantor ceases to be a Subsidiary; provided, no Guarantor shall be released from the Guaranty solely as a result of ceasing to be a Wholly-Owned Subsidiary unless (i) no Default or Event of Default exists and (ii) such Guarantor ceases to be a Wholly-Owned Subsidiary pursuant to a transaction with an unaffiliated third-party for a legitimate business purpose (including, without limitation, joint ventures) and not for the primary purpose of releasing the Guaranty. In connection with any such release, the Administrative Agent shall execute and deliver to any such Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence termination or release.
4.08Keepwell.
Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.
ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01Conditions to Effectiveness of this Agreement.
The effectiveness of this Agreement and the obligation of each Lender to make Credit Extensions hereunder is subject to satisfaction of the following conditions precedent:
(a)Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, dated as of the Effective Date, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.
(b)Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Effective Date, and in form and substance reasonably satisfactory to the Administrative Agent.
(c)No Material Adverse Change. There shall not have occurred a material adverse change since July 31, 2025 in the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.
(d)Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in writing against the Company or any of its Subsidiaries in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(e)Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or .pdf or facsimiles (in each case, followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:
(i)copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Effective Date;
(ii)copies of the consolidated articles of association of each Luxembourg Loan Party, certified to be true and complete as of a recent date by a manager or director (where applicable) of such Luxembourg Loan Party;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers, or the equivalent with respect to any non-U.S. jurisdiction (including, with respect to a Luxembourg Loan Party, a true and complete copy of an extract from the Luxembourg Companies Register dated no earlier than one (1) day before the Effective Date, and a true and complete copy of a certificate of non-registration of judgments (certificat de non-inscription d’une décision judiciaire ou certificat négatif), issued by the Luxembourg Companies Register on the date of this agreement and reflecting the situation of one day prior to the date of this agreement, stating that such Luxembourg Loan Party incorporated in Luxembourg has not been declared bankrupt (en faillite) and that it has not applied for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or reprieve from payment (sursis de paiement) or such other proceedings listed at Article 13, items 2 to 11 and Article 14 of the Luxembourg Act dated 19 December 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time)), of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan

Documents to which such Loan Party is a party and the approval by the board of managers of a Luxembourg Loan Party for such Luxembourg Loan Party to enter into this Agreement and the other Loan Documents to which it is a party; and
(iv)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing (or similar status) and qualified to engage in business in its state of organization or formation.
(f)Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 5.01(c) and (d) and Sections 5.02(a) and (b) have been satisfied.
(g)Termination of Existing Credit Agreement. Receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that all obligations (other than contingent obligations surviving the termination of the Existing Credit Agreement) owing under the Existing Credit Agreement have been repaid in full, all commitments thereunder have been terminated and all Liens (if any) in connection therewith have been released.
(h)Fees. Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the Effective Date.
(i)Attorney Costs. Unless waived by the Administrative Agent, the Company shall have paid all the reasonable fees, charges and disbursements of counsel of the Administrative Agent to the extent invoices have been received at least one Business Day in advance prior to the Effective Date, plus such additional amounts of such fees, charges and disbursements of such counsel as shall constitute its reasonable estimate of such fees, charges and disbursements of such counsel incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
(j)KYC Information.
(i)Upon the reasonable request of any Lender made at least 10 days prior to the Effective Date, the Company shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case at least three days prior to the Effective Date.
(ii)At least five days prior to the Effective Date, if a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to such Borrower.
Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Lenders that are parties to the Existing Credit Agreement (and which constitute “Required Lenders” under and as defined in the Existing Credit Agreement) hereby waive any advance notice requirement for terminating the commitments under the Existing Credit Agreement, and the Borrowers and the applicable Lenders agree that the Existing Credit Agreement and the commitments thereunder shall be terminated on the date hereof (except for any provisions thereof which by their terms survive termination thereof).
5.02Conditions to Revolving Facility Credit Extensions.
The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension under the Revolving Facility (other than Revolving Acquisition Loans) is subject to the Effective Date having occurred and the satisfaction of the following conditions precedent:
(a)The representations and warranties of the Loan Parties contained in Article VI (excluding, except in the case of the Closing Date, the representation and warranty contained in Section 6.05) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(b)No Default shall exist, or would result from such proposed Credit Extension.
(c)The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)If the applicable Borrower is a Designated Borrower, such Borrower shall have been designated as a Designated Borrower pursuant to Section 2.14.
(e)In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
Each Request for Credit Extension (other than a Loan Notice requesting a conversion of the Loans to another Type or a continuation of Term Benchmark Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
5.03Conditions to Availability of Term Loans and Revolving Acquisition Loans on the Closing Date.
The occurrence of the Closing Date and the agreement of each Term Lender and Revolving Lender to make, respectively, any Term Loan or Revolving Acquisition Loan to the Borrower on the Closing Date is subject to the Effective Date having occurred and the satisfaction (or waiver in accordance with Section 11.01) of the following conditions precedent on or before the Term Loan Commitment Termination Date:
(a)PSS Acquisition. The PSS Acquisition shall have been consummated in accordance with the terms of the PSS Acquisition Agreement without giving effect to any waiver, modification or consent thereunder that is materially adverse to the Lenders or the Arrangers (as reasonably determined by the Arrangers) unless approved by the Arrangers (which approval shall not be unreasonably withheld, conditioned or delayed), it being understood and agreed that, without limiting the generality of the foregoing, (i) any amendment to delay the Outside Date (as defined in the PSS Acquisition Agreement as in effect on the Signing Date) (other than any extensions explicitly permitted under Section 8.01(d) of the PSS Acquisition Agreement as in effect on the Signing Date) shall be deemed to be a modification which is materially adverse to the Lenders and the Arrangers, (ii) any amendment to the definition of Company Material Adverse Effect (as defined in the PSS Acquisition Agreement as in effect on the Signing Date) shall be deemed to be a modification which is materially adverse to the Lenders and the Arrangers, (iii) any purchase price adjustment expressly provided in the PSS Acquisition Agreement shall not be materially adverse to the Lenders or the Arrangers, (iv) any decrease in the purchase price shall not be materially adverse to the interests of the Lenders or the Arrangers so long as such decrease does not exceed 10% in the aggregate and such decrease is allocated to reduce the Bridge Facilities on a pro rata basis and thereafter any remaining amount thereof is allocated to reduce the Term Loan Commitments and (v) any increase in the purchase price shall not be materially adverse to the Lenders or the Arrangers so long as such increase does not exceed 10% in the aggregate or is paid in the form of stock of the Company.
(b)No Company Material Adverse Effect. Since the Signing Date, no Company Material Adverse Effect shall have occurred and be continuing on the Closing Date.
(c)No Payment or Bankruptcy Event of Default. No Event of Default under Section 9.01(a) or 9.01(c) shall exist immediately prior to or after the making of any Term Loan or Revolving Acquisition Loan.
(d)Financial Statements. The Arrangers shall have received, (i) copies of (A) audited consolidated financial statements for the Company and its Subsidiaries (for the avoidance of doubt, not including the Acquired Business) for the three Fiscal Years most recently ended at least 60 days prior to the Closing Date and interim unaudited financial statements for the Company and its Subsidiaries (for the avoidance of doubt, not including the Acquired Business) for each subsequent quarterly period (other than the fourth Fiscal Quarter) ended at least 40 days prior to the Closing Date (which, in the case of interim statements, shall have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 100), (B) audited consolidated balance sheets of the Acquired Business as of the fiscal years ended December 31, 2024 and December 31, 2025 and for each fiscal year of the Acquired Business occurring after the Signing Date most recently ended at least 90 days prior to the Closing Date (which may be prepared on a carve-out basis), (C) audited consolidated statements of operations and comprehensive income for the fiscal years ended December 31, 2024 and December 31, 2025 and for each fiscal year of the Acquired Business occurring after the Signing Date most recently ended at least 90 days prior to the Closing Date (which may be prepared on a carve-out basis), (D) unaudited interim condensed consolidated balance sheets of the Acquired Business and the related unaudited consolidated statements of operations, comprehensive income cash flows and changes in equity as of and for each of the fiscal quarters (that is not a fiscal year-end) ending after the date of the most recent financial statements delivered pursuant to the foregoing clauses (B) and (C) (which interim statements shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement on Auditing Standards No. 100) and at least 60 days prior to the Closing Date (in each case, which may be prepared on a carve-out basis) and (ii) pro forma consolidated financial statements for the Company and its Subsidiaries for the four-quarter period most recently ended at least 45 days prior to the Closing Date for which financial statements are available (provided that, if such four-quarter period ends October 31 or January 31 and is not at least 75 days prior to the Closing Date, then such financial statements shall be as of the four Fiscal Quarter period ended July 31 or October 31, respectively) giving pro forma effect to the PSS Acquisition and the other Transactions (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other rules and regulations of the SEC under such Securities Act, and including other adjustments reasonably acceptable to the Arrangers) and a pro forma balance sheet of the Company and its Subsidiaries as of the Closing Date giving pro forma effect to the PSS Acquisition and the other Transactions.
(e)Fees and Expenses. All fees and reasonable and documented out-of-pocket expenses then due and payable to the Lenders, the Arrangers, the Administrative Agent and counsel to the Arrangers and the Administrative Agent pursuant to the Fee Letter or this Agreement shall have been paid on or prior to the Closing Date, in each case, to the extent such fees and expenses have been invoiced to the Company at least two Business Days prior to the Closing Date.
(f)Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 5.03(a), (c) and (h) have been satisfied.
(g)Solvency Certificate. Receipt by the Administrative Agent of a solvency certificate signed by a Responsible Officer of the Company, substantially in the form of Exhibit 5.03.
(h)Accuracy of Representations. At the time of and after giving effect to the borrowing and application of the Loans on the Closing Date, (i) the Specified Acquisition Agreement Representations shall be true and correct (but only to the extent that the Company has (or an Affiliate of the Company has) the right (determined without regard to any notice requirement) to terminate its (or their) obligations under the PSS Acquisition Agreement, or to decline to consummate the PSS Acquisition, in each case, as a result of any violation or inaccuracy of such Specified Acquisition Agreement Representations in the PSS Acquisition Agreement) and (ii) the Specified Representations shall be true and correct in all material respects (except any representation and warranty that is qualified as to materiality, Material Adverse Effect or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)), in each case except to the extent such representation relates to a specific date or period, in which case such representation shall be true and correct (with respect to the Specified Representations, in all material respects (except any representation and warranty that is qualified as to materiality, Material Adverse Effect or similar language shall be true and correct in all respects (after giving effect to any such qualification therein))) as of such specific date or period.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue or participate in Letters of Credit hereunder, the Loan Parties represent and warrant to the Administrative Agent and the Lenders that (provided, that the representations in Section 6.02(iv) and 6.23 shall only be made on the Closing Date):
6.01Organization, etc.
The Company is a corporation duly organized, validly existing and in good standing (or equivalent status) under the Laws of the State of Wisconsin; each Designated Borrower and Significant Subsidiary is duly organized, validly existing and in good standing (or equivalent status) under the Laws of the jurisdiction of its organization; and the Company, each Designated Borrower, each Guarantor and each Significant Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary (except to the extent the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect) and has full power and authority to own its property and conduct its business as presently conducted by it (except to the extent the failure to have such authority could not reasonably be expected to have a Material Adverse Effect).
6.02Authorization; No Conflict.
The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the Credit Extensions hereunder (a) are within the organizational powers of the Company and each Loan Party, (b) have been duly authorized by all necessary organizational action on the part of such Loan Party (including any necessary shareholder, partner or member action), (c) have received all necessary governmental and other third-party approvals (if any shall be required) the failure of which to obtain could reasonably be expected to have a Material Adverse Effect, and (d) do not and will not (i) violate any provision of Law or any order, decree or judgment of any court or other Governmental Authority which is binding on the Company or any other Loan Party, (ii) contravene or conflict with, or result in a breach of, any provision of the Organization Documents of the Company or any other Loan Party, (iii) contravene or conflict with, or result in a Lien under, any material agreement, indenture, instrument or other document which is binding on the Company or any other Loan Party or (iv) as of the Closing Date, cause a default under any agreement or instrument with respect to Debt of any Loan Party  having a principal or committed amount in excess of $50,000,000 (giving pro forma effect to the Transactions).
6.03Validity and Binding Nature.
Each Loan Document to which a Loan Party is a party is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to Debtor Relief Laws and to general principles of equity.
6.04Financial Condition.
The Audited Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such date and the results of their operations for the period then ended, except as may be expressly noted therein.
6.05No Material Adverse Change.
Since July 31, 2025, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole.
6.06Litigation.
No litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened in writing against the Company or any Significant Subsidiary which could reasonably be expected to (a) have a Material Adverse Effect; (b) materially and adversely affect the ability of the Borrowers or any Guarantor to perform its obligations under the Loan Documents; or (c) materially and adversely affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

6.07Ownership of Properties.
Each of the Company and each Significant Subsidiary owns good and, in the case of real property, indefeasible title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), except for such defects in title or interest that could not reasonably be expected to have a Material Adverse Effect.
6.08Subsidiaries.
As of the Effective Date, the Company has no Subsidiaries except those listed in Schedule 6.08.
6.09Pension Plans and Plan Assets.
(a)During the twelve-consecutive-month period prior to the Effective Date or the making of any Credit Extension hereunder, (i) no steps have been taken to terminate any Pension Plan other than a “standard termination” in accordance with Section 4041(b) of ERISA and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to have a Material Adverse Effect.
(b)All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any material withdrawal liability with respect to any such plan or received notice of any claim or demand for material withdrawal liability or partial withdrawal liability from any such plan; and neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Internal Revenue Code, that any such plan is or may be involuntarily terminated, or that any such plan is or may become insolvent; except, in each case under this clause (b), to the extent that the facts and circumstances causing such representation and warranty to be inaccurate could not reasonably be expected to have a Material Adverse Effect.
(c)Neither the Company nor any other Loan Party is an entity deemed to hold Plan Assets.
6.10Investment Company Act.
Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.
6.11Regulation U.
No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
6.12Taxes.
Each of the Company and each Significant Subsidiary has filed all federal tax returns and other tax returns and tax reports required by Law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except for any of the following: (i) any such taxes or charges which are being diligently contested in good faith by appropriate action and for which adequate reserves in accordance with GAAP shall have been set aside on its books and/or (ii) where failure of which to file and/or pay (as the case may be) could not reasonably be expected to have a Material Adverse Effect.
6.13Environmental Matters.
The Company conducts, in the ordinary course of business (in a manner sufficient to enable the Company to make the representation and warranty set forth in this Section 6.13), a review of the effect of existing Environmental Laws (excluding health, safety and land use matters) and existing Environmental Claims (excluding health, safety and land use matters) on its and its Significant Subsidiaries’ business, operation and properties, and as a result thereof, the Company has reasonably concluded that, except for matters for which adequate reserves are maintained, the aggregate effect of such Environmental Laws and Environmental Claims, could not reasonably be expected to have a Material Adverse Effect.
6.14Information.
All information heretofore or contemporaneously herewith furnished in writing by the Company or any Subsidiary to the Administrative Agent or any Lender pursuant to this Agreement and the other Loan Documents hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to any Lender pursuant hereto, when taken as a whole, will be true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that (a) any projections and forecasts provided by the Company or any Subsidiary are based on good faith estimates and assumptions believed by the Company or such Subsidiary to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts will likely differ from projected or forecasted results and (b) any information provided by the Company or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Company or any Subsidiary shall, for all periods prior to the date of such Acquisition, be limited to the knowledge of the Company or the acquiring Subsidiary after reasonable inquiry).
6.15No Default.
No Default has occurred and is continuing or would result from the consummation of any transaction contemplated by this Agreement or any other Loan Document.
6.16Designated Borrower Joinder Agreement.
For as long as any Subsidiary shall be a Borrower, the representations and warranties of such Subsidiary in such Borrower’s Designated Borrower Joinder Agreement are true and correct in all material respects as of the date such representations and warranties are made or deemed to be made, except to the extent such representations and warranties expressly relate to an earlier date in which case they shall be true and correct in all material respects as of such earlier date.
6.17OFAC.
None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee or Affiliate thereof, nor, to the knowledge of the

Loan Parties, any agent of the Borrowers or any Subsidiary that will act as agent on behalf of the Borrowers or such Subsidiary in connection with the Credit Facilities established hereby, is an individual or entity that is, or is 50% or greater owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction, in violation of applicable Sanctions.
6.18Anti-Corruption Laws.
The Loan Parties and their Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
6.19Luxembourg Specific Representations.
(a)Each Luxembourg Loan Party is in compliance with the Luxembourg Law of 31 May 1999 governing the domiciliation of companies (as amended from time to time and all related regulations); (b) the head office (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the European Insolvency Regulation) the center of main interests (centre des intérêts principaux) of each Luxembourg Loan Party in Luxembourg is located at the place of its registered office (siège statutaire) in Luxembourg; (c) no Luxembourg Loan Party has filed and, to the best of its knowledge, no Person has filed a request with any competent court seeking that any Luxembourg Loan Party, be declared subject to bankruptcy (faillite), general settlement or composition with creditors (concordat préventif de faillite) controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 2 to 11, 13 and Article 14 of the Luxembourg Law of 19 December 2002 on the register of commerce and companies, and the accounting and annual accounts of undertakings (as amended from time to time), (and which include foreign court decision as to faillite, concordat or analogous procedures according to the European Insolvency Regulation); and (d) each Luxembourg Loan Party is not, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, be in a state of cessation of payments (cessation des paiements), or be deemed to be in a such state, and has not, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, lose its creditworthiness (ébranlement de crédit), or be deemed to have lost such creditworthiness and is not aware, or may not reasonably be aware of such circumstances.
6.20Beneficial Ownership Certification.
As of the Effective Date and the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
6.21Affected Financial Institutions.
No Loan Party is an Affected Financial Institution.
6.22Use of Proceeds.
The proceeds of each Credit Extension will be used only for the applicable purposes set forth in Section 7.10 and shall not be used in contravention of Sections 7.20 or 7.21(b).

6.23Solvency.
As of the Closing Date, after giving effect to the PSS Acquisition and the other transactions contemplated hereby to occur on the Closing Date, the Company and its Subsidiaries are, on a consolidated basis, Solvent.
ARTICLE VII

COVENANTS
Until the expiration or termination of the Commitments and thereafter until all Obligations of the Loan Parties hereunder and under the other Loan Documents (other than any contingent indemnification or similar obligations not yet due and payable) are paid in full and all Letters of Credit (other than any Letter of Credit that has been Cash Collateralized or with respect to which other arrangements satisfactory to the L/C Issuer have been made) have been terminated, the Loan Parties agree that, unless at any time the Required Lenders shall otherwise expressly consent in writing, they will:
7.01Reports, Certificates and Other Information.
Furnish to the Administrative Agent (for delivery to the Lenders):
(a)Audit Report. Promptly when available, and in any event not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 105 days after the end of each Fiscal Year (commencing with the Fiscal Year ending on or about July 31, 2026), a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries for such Fiscal Year together with audited consolidated statements of earnings and cash flows for such Fiscal Year, accompanied by the report of Deloitte & Touche LLP or another nationally-recognized independent registered public accounting firm (the “Independent Auditor”), which report shall (A) state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP and (B) not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records; provided that if such report of the Independent Auditor is a combined report (that is, one report containing an opinion on such consolidated financial statements, an opinion on internal controls over financial reporting and an opinion on management’s assessment of internal controls over financial reporting), then such report may include a qualification or limitation relating to the Company’s system of internal controls over financial reporting due to the exclusion of any acquired business from the scope of management’s assessment of internal controls over financial reporting to the extent such exclusion is permitted under provisions published by the Public Company Accounting Oversight Board, the SEC or another applicable Governmental Authority.
(b)Quarterly Reports. Promptly when available, and in any event not later than (i) five Business Days after the filing thereof with the SEC and (ii) 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of the Company and its consolidated Subsidiaries as of the end of such Fiscal Quarter, together with a consolidated statement of earnings for such Fiscal Quarter and consolidated statements of earnings and cash flows for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by an Executive Officer as fairly presenting in all material respects, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), the consolidated financial position and results of operations for the Company and its consolidated Subsidiaries for such periods.

(c)Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 7.01(a) and of each set of quarterly statements pursuant to Section 7.01(b), a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by an Executive Officer, containing a computation of each of the financial covenants set forth in Section 7.06, and to the effect that such officer has not become aware of any Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.
(d)Reports to SEC and to Shareholders. Except as otherwise provided in Sections 7.01(a) and 7.01(b), within 15 days after the filing or sending thereof, copies of all reports on Form 10-K, 10-Q or 8-K (including any amendment thereto) of any Loan Party filed with the SEC (excluding exhibits thereto, provided that the Company shall promptly deliver any such exhibit to the Administrative Agent upon request therefor); copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made generally to shareholders as a whole concerning material developments in the business of any Loan Party.
(e)Notice of Default, Litigation and ERISA Matters. Promptly upon any Executive Officer becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:
(i)the occurrence of a Default;
(ii)any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which involves an uninsured claim and has been instituted, or, to the knowledge of the Company, is threatened in writing, against the Company or any Significant Subsidiary or to which any of the properties of any thereof is subject, in each of the foregoing cases which could reasonably be expected to have a Material Adverse Effect;
(iii)the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan other than a “standard termination” in accordance with Section 4041(b) of ERISA, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a lien under Section 303(k) of ERISA) or to any Multiemployer Pension Plan (in each case if such failure could reasonably be expected to have a Material Adverse Effect), or the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect, or any notice that any Multiemployer Pension Plan is in reorganization, that material increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less materially than that required under Section 412 of the Internal Revenue Code, that any such plan is or may be involuntarily terminated, or that any such plan is or may become insolvent;
(iv)any Loan Party becomes an entity deemed to hold Plan Assets;

(v)any other event (including any violation of any Environmental Law or the assertion of any Environmental Claim) which could reasonably be expected to have a Material Adverse Effect; and
(vi)the occurrence of any extension of the “Outside Date” as defined in, and pursuant to, the PSS Acquisition Agreement.
(f)Other Information. From time to time (i) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws and (ii) such other information concerning the Company and its Subsidiaries (including material financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company) as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.
Documents required to be delivered pursuant to Section 7.01(a), 7.01(b) or 7.01(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at the website address listed on Schedule 11.02 or publicly files such documents with the SEC; or (ii) on which such documents are (A) available on the website of the SEC at http://www.sec.gov or (B) posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that in the case of documents that are not available on http://www.sec.gov, the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent (which shall notify each Lender) of the posting of any such document and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent any Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07);

(y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on, and shall only post such Borrower Materials on, a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC.”
7.02Books, Records and Inspections.
(a)Keep, and cause each Significant Subsidiary to keep, proper books and records, in which entries that are full, true and correct in all material respects sufficient to prepare financial statements in conformity with GAAP, shall be made; (b) permit, and cause each Significant Subsidiary and each Domestic Subsidiary (other than Excluded Subsidiaries) to permit, the Administrative Agent (which may be accompanied by any Lender) or any representative thereof at any reasonable time during normal business hours and with reasonable prior notice to inspect the properties and operations of the Company and of such Subsidiary; and (c) permit, and cause each Significant Subsidiary and each Domestic Subsidiary (other than Excluded Subsidiaries) to permit, at any reasonable time during normal business hours and with reasonable notice (or at any time without notice if an Event of Default exists), the Administrative Agent (which may be accompanied by any Lender) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with the Administrative Agent (which may be accompanied by any Lender) or any representative thereof, provided that the Company shall have the right to be present at any such discussions so long as no Event of Default exists), to examine (and photocopy extracts from) any of its books or other financial or operating records, provided that, unless an Event of Default exists, (i) the Administrative Agent and the Lenders shall be limited in the aggregate to two visits and inspections per Fiscal Year (it being understood that the Administrative Agent may conduct such on-site visits and inspections when an Event of Default does not exist and may be accompanied by any Lender) and (ii) the costs and expenses associated with any visit or inspection made pursuant to clause (b) or (c) shall be for the account of the Administrative Agent (or, if acting upon the request of or accompanied by any Lender, such Lender).
7.03Insurance.
Maintain, and cause each Significant Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any Law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Administrative Agent or any Lender through the Administrative Agent, furnish to the Administrative Agent or the Administrative Agent for delivery to such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company, the Significant Subsidiaries and the Domestic Subsidiaries (other than Excluded Subsidiaries); provided that self-insurance of risks and in amounts customary in the industry of the Company and its Subsidiaries shall be permitted.
7.04Compliance with Laws; Payment of Taxes.
(a)Comply, and cause each Significant Subsidiary to comply, with all applicable Laws (including Environmental Laws and ERISA), rules, regulations, decrees, orders, judgments, licenses and permits, except to the extent the failure to comply therewith, either individually or in the aggregate with all other such failures, could not reasonably be expected to have a Material Adverse Effect.

(b)Pay, and cause each Significant Subsidiary to pay, all taxes and governmental charges against it or any of its property, except such taxes that are not overdue by more than 60 days and such taxes the failure of which to pay, either individually or in the aggregate with all other such failures, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate action and shall set aside on its books adequate reserves with respect thereto.
7.05Maintenance of Existence, etc.
Maintain and preserve, and (subject to Section 7.09) cause each Significant Subsidiary to maintain and preserve, (a) its existence and good standing (or equivalent status) in the jurisdiction of its formation and (b) its qualification and good standing (or equivalent status) as a foreign entity in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing (or equivalent status) could not reasonably be expected to have a Material Adverse Effect).
7.06Financial Covenants.
(a)Consolidated Net Leverage Ratio. Not permit the Consolidated Net Leverage Ratio as of the last day of any Computation Period to exceed 3.50 to 1.0; provided, that if the Closing Date occurs, the Consolidated Net Leverage Ratio as of the last day of any Computation Period shall not exceed, (i) for the four Computation Periods ending after the Closing Date, 4.00 to 1.0, (ii) for the four Computation Periods ending after the first anniversary of the Closing Date, 3.75 to 1.0 and (iii) thereafter, 3.50 to 1.0; provided, further, however, that in connection with any Qualified Acquisition, the maximum Consolidated Net Leverage Ratio shall increase to 4.00 to 1.0 for the four consecutive Fiscal Quarter period beginning with, if an individual Qualified Acquisition, the quarter in which such Qualified Acquisition occurs, or, if a series of Qualified Acquisitions, the quarter in which the last Qualified Acquisition occurs (a “Permitted Acquisition Holiday”), so long as after any such Permitted Acquisition Holiday, the Consolidated Net Leverage Ratio reported by the Company under this Section 7.06(a) shall be no greater than the then applicable maximum Consolidated Net Leverage Ratio (without giving effect to any Permitted Acquisition Holiday) for at least one Fiscal Quarter, before becoming eligible to exercise another Permitted Acquisition Holiday. At any time after the definitive agreement for any Qualified Acquisition shall have been executed (or, in the case of a Qualified Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Qualified Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such Indebtedness creases to constitute Acquisition Debt as set forth in the definition of “Acquisition Debt”)), any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the determination of Consolidated Net Leverage Ratio for purposes of this Section 7.06; provided that such Indebtedness shall constitute Acquisition Debt solely for the period commencing on the date of incurrence thereof to the earlier of the six-month anniversary of such date of incurrence, or, if earlier, the date such Indebtedness shall be repaid, redeemed and/or discharged pursuant to the proviso to the definition of “Acquisition Debt”.
(b)Consolidated Interest Coverage Ratio. Not permit the Consolidated Interest Coverage Ratio as of the last day of any Computation Period to be less than 3.00 to 1.0.

7.07Limitations on Debt.
Not, and not permit any Significant Subsidiary or any Securitization Subsidiary to, create, incur, assume or suffer to exist any Debt, except:
(a)Debt arising under the Loan Documents;
(b)Debt incurred to finance the acquisition, construction or improvement of any fixed or capital asset (including (i) obligations under Capital Leases and (ii) Debt assumed in connection with the acquisition of any such asset or secured by a Lien on such asset prior to the acquisition thereof (and not incurred in contemplation of such acquisition)); provided that (x) such Debt is incurred prior to or substantially concurrently with such acquisition or not later than 270 days following the completion of such construction or improvement, as the case may be, (y) such Debt does not exceed the cost of such asset as of the date of such acquisition or completion of construction thereof or of such improvement on the date of completion thereof, as the case may be, and (z) the aggregate outstanding principal amount of all Debt described in this clause (b) does not at the time of incurrence of any such Debt exceed the greater of (A) (1) prior to the occurrence of the Closing Date, $65,000,000, or (2) on and after the occurrence of the Closing Date, $110,000,000, and (B) 6.5% of the consolidated tangible assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b);
(c)Debt secured by Liens permitted by Section 7.08(c), 7.08(f) or 7.08(t);
(d)Debt (or any undrawn commitment therefor) existing on the Effective Date and listed in Schedule 7.07;
(e)refinancings, extensions or renewals of any of the foregoing Debt to the extent the principal amount thereof is not increased (including extensions, renewals or replacements of guarantees in respect of such Debt as so refinanced, extended or renewed);
(f)Subordinated Debt;
(g)Hedging Obligations incurred in the ordinary course of business for bona fide hedging purposes and not for speculation and Debt in respect of overdraft facilities, employee credit card programs, netting services, automatic clearing house arrangements and other cash management and similar arrangements, in each case in the ordinary course of business;
(h)Debt of a Person acquired in connection with a Permitted Acquisition that was not incurred in contemplation thereof;
(i)Debt of the Company or a Significant Subsidiary as an account party in respect of trade and standby letters of credit;
(j)Debt arising under surety, custom and similar bonds in the ordinary course of business consistent with past practice;
(k)Securitization Obligations in an aggregate outstanding amount not exceeding at the time of incurrence of any such Securitization Obligations the greater of (i) (A) prior to the occurrence of the Closing Date, $125,000,000, or (B) on and after the occurrence of the Closing Date, $210,000,000, and (ii) 12.5% of the consolidated tangible assets of the Company and its Subsidiaries as of the last day of the

Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b); provided, that the aggregate outstanding amount of all Securitization Obligations of the Domestic Borrowers and the Domestic Subsidiaries of the Company shall not at any time exceed the greater of (i) (A) prior to the occurrence of the Closing Date, $50,000,000, or (B) on and after the occurrence of the Closing Date, $100,000,000, and (ii) 5.0% of the consolidated tangible assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b).
(l)Debt under the Existing Credit Agreement, so long such Debt is repaid concurrently with the making of the initial Credit Extensions hereunder;
(m)Debt arising under any Note Purchase Agreement or any Senior Note (and renewals, refinancings and extensions thereof) and, subject to Section 7.16, any guarantee of the foregoing;
(n)Suretyship Liabilities of the Company with respect to Debt permitted hereunder (but subject to any limitations otherwise applicable to the Company to incur such Debt directly);
(o)Debt of a Foreign Subsidiary other than a Loan Party;
(p)Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;
(q)Suretyship Liabilities of any Loan Party or any Subsidiary with respect to (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business and (ii) workers’ compensation and similar obligations of the Loan Parties and their Subsidiaries incurred in the ordinary course of business;
(r)other unsecured Debt and, subject to Section 7.17, any guaranty thereof; and
(s)to the extent constituting Debt, Investments permitted under Section 7.17;
provided that, at the time of incurrence of Debt described in clause (m), clause (o) or clause (r), (i) the Company is in pro forma compliance with the covenants set forth in Section 7.06 and (ii) no Default shall exist or result from the incurrence of such Debt.
7.08Liens.
Not, and not permit any Significant Subsidiary or any Securitization Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
(a)Liens for taxes or other governmental charges not at the time delinquent for more than 90 days or thereafter payable without penalty or being contested in good faith by appropriate action and, in each case, for which it maintains adequate reserves;
(b)Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law, (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations, and (iii) Liens deemed to exist in connection with investments in repurchase agreements not prohibited by this Agreement) for sums not overdue for a period of more than 30 days or, if more than 30 days overdue, being contested in good faith by appropriate action and not involving borrowed money, and, in each case, for which it maintains adequate reserves;
(c)Liens identified in Schedule 7.08 and any refinancing, renewal, extension or replacement of any such Lien (to the extent the aggregate principal amount of the Debt or other obligation secured thereby is not increased and so long as the scope of the property subject to such Lien is not increased);
(d)(x) attachments, appeal bonds and other similar Liens arising in connection with court proceedings in the ordinary course of business and (y) Liens resulting from judgments arising in connection with court proceedings that do not result in an Event of Default, for an aggregate amount (with all other Liens existing pursuant to this clause (d)(y)) at the time of incurrence not exceeding the greater of (i) (A) prior to the occurrence of the Closing Date, $35,000,000, or (B) on and after the occurrence of the Closing Date, $50,000,000, and (ii) 3.5% of the consolidated tangible assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b), provided the execution or other enforcement of all such Liens existing pursuant to this clause (d) is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate action;
(e)(i) zoning, building, entitlement and other land use regulations with which the normal operation of the business of the Company and its Subsidiaries complies; (ii) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of real property; and (iii) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens, in each of the foregoing cases that is not interfering in any material respect with the ordinary conduct of the business of the Company, any Significant Subsidiary or any Domestic Subsidiary (other than Excluded Subsidiaries);
(f)Liens on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or otherwise becoming a Subsidiary and Liens on assets existing at the time of acquisition (by merger or otherwise) of such property by the Company or a Subsidiary and on proceeds thereof, and in each case not created in contemplation thereof or of such Person becoming a Subsidiary, provided that such Liens do not extend to or cover additional types of assets, and, in each case, any refinancing, renewal, extension or replacement of any such Lien (to the extent the aggregate principal amount of the Debt or other obligation secured thereby is not increased and so long as the scope of the property subject to such Lien is not increased);
(g)Liens securing Debt permitted by Section 7.07(b) (including, without limitation, Liens of sellers of goods arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable Law) or any refinancing, renewal, extension or replacement thereof (to the extent the aggregate principal amount of such Debt is not increased); provided that such Lien attaches solely to the property so acquired, constructed or improved in such transaction (provided that individual financings under Section 7.07(b) provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by Section 7.07(b));
(h)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution (including, without limitation, Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection) and/or

Liens arising in the ordinary course of business with respect to deposit accounts relating to intercompany cash pooling, interest set-off and/or sweeping arrangements; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or the applicable Subsidiary to provide collateral to such depository institution;
(i)Liens securing Securitization Obligations;
(j)(i) Liens arising under any Loan Document, (ii) Liens in favor of any Loan Party, (iii) Liens on the assets of any non-Loan Party in favor of the Company or any of its Subsidiaries, (iv) Liens on the assets of any Foreign Subsidiary in favor of any other Foreign Subsidiary, and (v) Liens on the assets of any Subsidiary that is not a Loan Party in connection with an Investment permitted pursuant to Section 7.17(d);
(k)any interest of title of a lessor under leases permitted by this Agreement;
(l)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods (including Liens arising under Section 2-507 of the Uniform Commercial Code) entered into by the Company or any Subsidiary in the ordinary course of business;
(m)Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(n)security given to a public utility or any Governmental Authority when required by such public utility or Governmental Authority in connection with operations of a Loan Party of Subsidiary in the ordinary course of business;
(o)receipt of progress payments and advances from customers in the ordinary course of business to the extent the same create Liens on the related inventory and proceeds thereof;
(p)pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Company or any of its Subsidiaries;
(q)any interest or title of an owner of equipment or inventory on loan or consignment to the Company or any of its Subsidiaries and Liens arising from precautionary UCC financing statement filings (or equivalent filings, registrations or agreements in foreign jurisdictions) made in respect of operating leases entered into by the Company or any Subsidiary in the ordinary course of business;
(r)Liens created or deemed to exist in connection with any sale, transfer, conveyance or other disposition of accounts receivable not prohibited by this Agreement, but only to the extent that any such Lien relates to the applicable accounts receivable actually sold, transferred conveyed or otherwise disposed of;
(s)leases, subleases, licenses or sublicenses (including, in the case of licenses and sublicenses, of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Subsidiary and do not secure any Debt; and

(t)other Liens so long as, at the time of incurrence of the obligations secured by such Lien, the aggregate amount of all obligations secured by Liens incurred pursuant to this clause (t) shall not exceed the greater of (i) (A) prior to the occurrence of the Closing Date, $65,000,000, or (B) on and after the occurrence of the Closing Date, $110,000,000, and (ii) 6.5% of the consolidated tangible assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b); provided that no Lien permitted under this clause (t) may secure any obligations under any Note Purchase Agreement.
Any Lien permitted above on any property may extend to the identifiable proceeds of such property.
7.09Fundamental Changes, Consolidations, Sales.
Not, and not permit any Significant Subsidiary to, be a party to any merger or consolidation, consummate any Delaware LLC Division, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any receivables, except for:
(a)any such merger or consolidation, sale, transfer, conveyance, lease or assignment (i) of or by any Guarantor or any Borrower into, with or to the Company, another Loan Party or any other wholly-owned Subsidiary (provided that (x) if the Company is a party to such transaction, the Company shall be the survivor, (y) if a Borrower (other than the Company) is party to such transaction, either such Borrower or another Borrower shall be the survivor and (z) if a Guarantor is a party to such transaction, either such Guarantor or another Loan Party shall be the survivor), (ii) of or by any Foreign Subsidiary into, with or to any other Foreign Subsidiary (provided that if a Borrower is party to such transaction, either such Borrower or another Borrower shall be the survivor); or (iii) of or by any Subsidiary that is not a Loan Party into, with or to any other Subsidiary or the Company;
(b)a Delaware LLC Division if, immediately upon the consummation of the Delaware LLC Division, in the case of a Delaware LLC Division of (i) a Loan Party, the assets of such applicable dividing person are held by one or more Wholly Owned Subsidiaries which are (or shall simultaneously become, pursuant to Section 7.16) Loan Parties, (ii) a Significant Subsidiary, the assets of such applicable dividing person are held by one or more Significant Subsidiaries, and (iii) a Subsidiary, the assets of such applicable dividing person are held by one or more Subsidiaries, in each case, at such time, or, with respect to assets not so held in accordance with clauses (i) – (iii) above, such Delaware LLC Division, in the aggregate, would otherwise result in a disposition expressly permitted by this Section;
(c)transactions permitted by Section 7.17;
(d)dispositions of accounts receivable, lease receivables, other financial assets and other rights and related assets pursuant to a Permitted Securitization or any factoring transaction;
(e)dispositions of inventory, worn-out, obsolete or surplus equipment and equipment that is no longer used or useful in the conduct of business of the Company and its Subsidiaries, in each case, in the ordinary course of business and cash, Cash Equivalents and marketable securities in the ordinary course of business;
(f)dispositions of accounts receivable with extended terms and dispositions of defaulted accounts receivable without credit recourse in transactions that do not constitute securitizations, in each case in the ordinary course of business consistent with past practice of the Company and/or any of its Subsidiaries;

(g)sales and dispositions of assets (including Capital Stock of Subsidiaries) purchased in connection with (and as a direct result of) a Permitted Acquisition;
(h)dispositions of property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement equipment or other revenue-producing property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement or other revenue-producing property;
(i)dispositions of property to the Company or any Subsidiary; provided, that if the transferor of such Property is a Loan Party (i) the transferee thereof must be a Loan Party (other than a Foreign Loan Party) or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.17;
(j)to the extent constituting a disposition, Investments permitted under Section 7.17(n);
(k)dispositions set forth on Schedule 7.09; and
(l)other sales and dispositions of assets so long as no Default exists or would exist immediately after giving effect thereto; provided that the aggregate fair market value of all tangible property (including, for the avoidance of doubt, real property) and intellectual property disposed of by the Loan Parties pursuant to this clause (l) shall not exceed 20% of consolidated tangible assets of the Company and its Subsidiaries in any individual Fiscal Year and 30% of consolidated tangible assets of the Company and its Subsidiaries in the aggregate during the term of this Agreement, in each case, as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b).
For the avoidance of doubt, the granting of a Lien to secure the repayment of Debt or other obligations shall not, in and of itself, constitute a conveyance or transfer of assets pursuant to this Section 7.09.
Notwithstanding the foregoing, prior to the disposition (including by way of a merger or consolidation), dissolution, liquidation or winding up of any Subsidiary that is a Designated Borrower, the Company shall terminate such Subsidiary’s status as a Designated Borrower in accordance with Section 2.14(e) and any Loans or other outstanding Obligations of such Subsidiary shall be assumed by the Company.
7.10Use of Proceeds.
The proceeds of the Term Loans and Revolving Acquisition Loans will be used to (i) finance the consummation of the PSS Acquisition and (ii) pay Transaction Costs. The proceeds of the Revolving Loans and Swing Line Loans will be used to (i) refinance existing indebtedness of the Company (including the Existing Credit Agreement), (ii) finance Permitted Acquisitions (provided, that the proceeds of Revolving Loans shall not be used to finance a Permitted Acquisition (x) that is hostile or (y) in the case of the Acquisition of a Person, in which the Company or a Subsidiary does not have the approval of the board of directors (or the equivalent governing body) of the Person being acquired, in each case, without the prior written consent of all Lenders) and (iii) for capital expenditures, working capital and other general corporate purposes, and not use the proceeds of the Revolving Loans, directly or indirectly, to purchase or carry Margin Stock.

7.11Further Assurances.
Take, execute and deliver, and cause each applicable Subsidiary to take, execute and deliver, any and all such further acts and agreements as the Administrative Agent or the Required Lenders may reasonably request from time to time in order to ensure that the Obligations are guaranteed pursuant to Article IV by the Company and, to the extent required under Section 7.16, the applicable Subsidiaries; and deliver, or cause the applicable Guarantor to deliver, to the Administrative Agent such documents as the Administrative Agent (or the Required Lenders acting through the Administrative Agent) may reasonably request (including opinions of counsel) to confirm that the Guaranty pursuant to Article IV is the legal, valid and binding obligation of each Guarantor.
7.12Transactions with Affiliates.
Not enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than another Loan Party or another Subsidiary or a Person that becomes a Subsidiary as a result of such transaction, arrangement or contract) which is on terms, taken as a whole, which are less favorable than are obtainable from any Person which is not one of its Affiliates under comparable circumstances, provided that this Section 7.12 shall not prohibit:
(a)capital contributions and dividends and other distributions with respect to the Capital Stock of the Company or such Loan Party;
(b)any employment or severance agreement and any amendment thereto entered into by the Company or any other Loan Party in the ordinary course of business;
(c)the payment of reasonable directors’ fees and benefits;
(d)the provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by applicable Law;
(e)non-interest bearing (or below-market interest-bearing) intercompany loans or other advances in the ordinary course of business and consistent with past practice;
(f)the payment of employee salaries, bonuses and employee benefits in the ordinary course of business;
(g)sales or leases of goods to Affiliates in the ordinary course of business for less than fair market value, but for not less than cost;
(h)[reserved];
(i)transactions effected as part of a Permitted Securitization;
(j)any transaction permitted under Section 7.07 (provided that no Loan Party may forgive Debt owing to it by an Affiliate that is not a Loan Party), 7.09 or 7.17; or
(k)any other transaction or series of related transactions with Affiliates with consideration not in excess of $2,500,000.

7.13Employee Benefit Plans.
Maintain, and cause each Significant Subsidiary to maintain, each Pension Plan in compliance with all applicable requirements of Law and regulations, except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.
7.14Environmental Laws.
Conduct, and cause each Significant Subsidiary to conduct, its operations and keep and maintain its property in compliance with all Environmental Laws, except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.
7.15Business Activities.
Not, and not permit any Significant Subsidiary to, engage to any material extent in any line of business other than the same or similar lines of business engaged in by the Company and its Significant Subsidiaries as of (a) prior to the occurrence of the Closing Date, the Effective Date, and (b) on and after the occurrence of the Closing Date, the Closing Date, and in each case businesses reasonably related, ancillary, similar, complementary or synergistic thereto or reasonable extensions, developments or expansions thereof.
7.16Non-Guarantor Domestic Subsidiaries.
Not later than the date that is sixty (60) days after the end of each Fiscal Quarter (or such later date as agreed by the Administrative Agent in its sole discretion), take all steps necessary to cause each Domestic Subsidiary (other than Excluded Subsidiaries) that was not a Guarantor as of the end of such Fiscal Quarter to become a party to this Agreement as a Guarantor. Without limiting the foregoing, the Company will cause any Subsidiary that guarantees, or that is required by the terms of any Note Purchase Agreement or any Senior Note to guarantee, Debt in respect of any Note Purchase Agreement and/or any Senior Note to be a Guarantor.
7.17Investments.
Not, and not permit any Significant Subsidiary to, make any Investments, except:
(a)Investments held in the form of cash or Cash Equivalents;
(b)Investments existing or committed to as of the Effective Date and set forth in Schedule 7.17 (and any modification, replacement, renewal or extension thereof, to the extent that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted under this Section 7.17);
(c)Investments in any Person that is a Loan Party prior to giving effect to such Investment;
(d)Investments by any Subsidiary that is not a Loan Party in any other Subsidiary;
(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and other advances, prepayments and credits to suppliers in the ordinary course of business, and Investments (including debt obligations) received in connection with bankruptcy or reorganization of suppliers, customers and other account debtors (or received in satisfaction or partial satisfaction thereof from financially troubled account debtors) to the extent reasonably necessary to prevent or limit loss and in full or partial settlement of delinquent obligations of, and other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business;
(f)loans and advances to officers, directors and employees of the Company or any Subsidiary in connection with travel, entertainment, relocation and analogous ordinary business purposes and advances of payroll payments to employees in the ordinary course of business;
(g)Suretyship Liabilities permitted by Section 7.07;
(h)Permitted Acquisitions;
(i)promissory notes and other noncash consideration received from credit-worthy obligors in connection with dispositions permitted under Section 7.09;
(j)Investments in non-qualified employee benefit plans, including deferred compensation plans;
(k)Investments in partnerships, joint ventures and any other non-Wholly Owned Subsidiary where the aggregate amount of such Investments (excluding any such Investment existing or committed for on the Effective Date and listed on Schedule 7.17) outstanding at any one time does not exceed the greater of (i) (A) prior to the occurrence of the Closing Date, $65,000,000, or (B) on and after the occurrence of the Closing Date, $110,000,000, and (ii) 6.5% of consolidated tangible assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b); provided that no Loan Party may become a general partner in any partnership;
(l)Investments by a Loan Party in a Subsidiary that is not a Loan Party for purposes of funding a Permitted Acquisition so long as the sum of (i) unrestricted cash of the Company and its Domestic Subsidiaries plus (ii) unutilized availability under the Aggregate Revolving Commitments available to be drawn at such time pursuant to Section 2.01(a) is at least $50,000,000;
(m)any Investment made by a Loan Party in a Subsidiary that is not a Loan Party with cash proceeds received from distributions from Subsidiaries that are not Loan Parties to the extent such Investment is made within 30 days of the receipt of such cash proceeds;
(n)Investments consisting of the transfer of Capital Stock or Debt (other than Obligations) of a Foreign Subsidiary to the Company or any other Subsidiary of the Company; provided that Debt of a Foreign Subsidiary shall not be transferred to a Loan Party unless such Loan Party would be permitted to incur such Debt pursuant to Section 7.07;
(o)any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business;
(p)Investments by a Loan Party in a Subsidiary that is not a Loan Party made after the Effective Date, provided that at the time such Investment is made, the aggregate amount of all Investments outstanding at any one time pursuant to this clause (p) shall not exceed the greater of (x) (i) prior to the occurrence of the Closing Date, $65,000,000, or (ii) on and after the occurrence of the Closing Date, $110,000,000, and (y) 6.5% of consolidated tangible assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b); and
(q)in addition to Investments otherwise permitted under this Section 7.17, Investments of any nature, provided that at the time such Investment is made, the aggregate amount of all Investments outstanding at any one time pursuant to this clause (q) shall not exceed the greater of (x) (i) prior to the occurrence of the Closing Date, $125,000,000, or (ii) on and after the occurrence of the Closing Date, $210,000,000, and (y) 12.5% of consolidated tangible assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b).
7.18Burdensome Agreements.
Not, and not permit any Significant Subsidiary (other than an Excluded Subsidiary) to, enter into, or permit to exist, any written Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) repay any loans or advances owed to any Loan Party, except for (1) this Agreement and the other Loan Documents, (2) the Note Purchase Agreements, (3) restrictions and conditions imposed by Law, (4) customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property permitted under Section 7.09 pending the consummation of such sale or other disposition, and/or (5) Contractual Obligations which (A) (i) (x) exist on the Effective Date and (to the extent not otherwise permitted by this Section 7.18) are listed on Schedule 7.18 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Debt, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Debt so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary, (B) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.17 and applicable solely to such joint venture entered into in the ordinary course of business or (C) are set forth in the agreements governing any Permitted Securitization with respect to any Securitization Subsidiary.
7.19Organization Documents.
Not amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.
7.20Sanctions.
Not directly or, to the knowledge of the Loan Parties, indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation of Sanctions.
7.21Anti-Corruption Laws.
(a)Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.
(b)Not directly or, to the knowledge of the Loan Parties, indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.
7.22Restricted Payments.
The Company will not, nor will it permit any Subsidiary to, declare or make any Restricted Payment, except:
(a)the Company may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock or in rights or options to acquire such common stock;
(b)Subsidiaries may declare and make Restricted Payments to the Company and to Subsidiaries of the Company (provided, that Restricted Payments made by a non-Wholly Owned Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Company or the Subsidiary which is the parent of such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);
(c)Restricted Payments may be made to purchase or redeem the Capital Stock of the Company (including related stock appreciation rights or similar securities) held by present or former directors, consultants, officers or employees of the Company or any Subsidiaries upon any such Person’s death, disability, retirement or termination of employment or under the terms of any benefit plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (c) shall not exceed in any calendar year $2,500,000 (with unused amounts in any period permitted to be carried over to succeeding periods until used in full; provided, that the total amount of such purchases or redemptions under this clause (c) in any calendar year shall not exceed $5,000,000) plus (i) the amount of net proceeds contributed to the Company that were received by the Company during such calendar year from sales of the Company’s Capital Stock to directors, consultants, officers or employees of the Company or any Subsidiaries in connection with permitted compensation and incentive arrangements, and (ii) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to the Company or any Subsidiaries from present or former directors, consultants, officers or employees in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.22;
(d)non-cash repurchases of Capital Stock deemed to occur upon the exercise or settlement of stock options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities or other Capital Stock if such Capital Stock represents a portion of the exercise price of, or withholding obligation with respect to, such options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities or other Capital Stock;
(e)Restricted Payments to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person;

(f)withholding tax payments made on behalf of present or former directors, consultants, officers or employees in connection with the exercise by such Persons of stock options or other rights to purchase Capital Stock or the vesting of restricted Capital Stock (including any repurchase of restricted Capital Stock representing the holder’s tax liability in connection with the vesting thereof); and
(g)the Company and its Subsidiaries may make any other Restricted Payment so long as (i) no Event of Default has occurred and is continuing immediately prior to making such Restricted Payment or would arise upon giving effect (including pro forma effect) thereto and (ii) the Company is in pro forma compliance with the covenants set forth in Section 7.06.
Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 7.22 will not prohibit any Restricted Payment within ninety (90) days after the date of declaration thereof or the giving of notice with respect thereto, as applicable, if at the date of declaration or the giving of such notice such Restricted Payment would have complied with the provisions of this Section 7.22 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).
ARTICLE VIII

[RESERVED]
ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES
9.01Events of Default.
Each of the following shall constitute an Event of Default under this Agreement:
(a)Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan or any reimbursement obligation with respect to any Letter of Credit; default, and continuance thereof for five days, in the payment when due of any interest or fee; or default, and continuance thereof for ten days, in the payment when due of any other amount payable by the Loan Parties hereunder or under any other Loan Document.
(b)Non-Payment of Other Debt, etc. (i) Any default shall occur under the terms applicable to any Debt of the Company or any Significant Subsidiary (other than Debt hereunder and intercompany Debt) in an aggregate principal amount (for all such Debt so affected) exceeding $50,000,000 and such default shall (x) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (y) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity; or (ii) any event shall occur with respect to any Securitization Obligations that results in, or permits the holder or holders of such obligations, or any trustee or agent for such holder or holders, to require, the replacement or resignation of the servicer with respect thereto and the appointment of a new servicer other than the Company or any Subsidiary.
(c)Bankruptcy, Insolvency, etc. The Company or any Significant Subsidiary becomes insolvent or generally fails to pay, or admits in writing its general inability or refusal to pay, debts as they become due; or the Company or any Significant Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or any Significant Subsidiary or any substantial part of the property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or such Significant Subsidiary or for any substantial part of the property thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any Debtor Relief Law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any Debtor Relief Law, of a Significant Subsidiary), is commenced in respect of the Company or any Significant Subsidiary, and if such case or proceeding is not commenced by the Company or any Significant Subsidiary, an order for relief is entered therein, or such case or proceeding is consented to or acquiesced in by the Company or such Significant Subsidiary or remains for 60 days undismissed.
(d)Non-Compliance with Provisions of this Agreement. (i) Failure by the Company to comply with or to perform any covenant set forth in Sections 7.01(e)(i), 7.05 (with respect to the Borrowers), 7.06 through 7.09, 7.12, 7.16, 7.17, 7.18, 7.20 or 7.21; (ii) failure by the Company to comply with or to perform any covenant set forth in Sections 7.01(a), 7.01(b), 7.01(c), 7.01(e) (to the extent not covered by clause (i) above), 7.05 (to the extent not covered by clause (i) above), 7.10 or 7.11 and continuance of such failure for ten days after an Executive Officer obtains actual knowledge; or (iii) failure by the Company to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 9.01) and continuance of such failure for 30 days after written notice thereof to the Company from the Administrative Agent or any Lender (acting through the Administrative Agent).
(e)Representations and Warranties. Any representation or warranty made by a Loan Party under any Loan Document is breached or is false or misleading in any material respect when made or deemed made, or any schedule, certificate, financial statement, report, notice or other writing furnished by a Loan Party to the Administrative Agent or any Lender pursuant hereto is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
(f)Pension Plans and Plan Assets. (i) Institution of any steps by the Company or any Subsidiary or any other Person to terminate a Pension Plan if as a result of such termination the Company or any Subsidiary could reasonably be expected to be required to make a contribution to such Pension Plan, or could reasonably be expected to incur a liability or obligation to such Pension Plan, in excess of $50,000,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien securing a material amount under section 303(k) of ERISA; (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company and the Controlled Group have incurred on the date of such withdrawal) exceeds $50,000,000; or (iv) any Loan Party becomes an entity deemed to hold Plan Assets, and in each case, under this clause (f), such event or circumstance results in a Material Adverse Effect.
(g)Judgments. (i) Final judgments which exceed an aggregate of $50,000,000 (net of insurance proceeds in the event a solvent insurer has acknowledged in writing its obligation to satisfy such judgment) shall be rendered against the Company or any Subsidiary or (ii) any one or more non-monetary final judgments shall be rendered against the Company or any Subsidiary that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgments.

(h)Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, in accordance with its terms or satisfaction in full of all the Obligations (other than any contingent obligation that is not due and payable), ceases to be in full force and effect with respect to any Loan Party party thereto (other than in accordance with its terms); or any Loan Party (or any other Person acting on behalf thereof) contests in any manner the validity or enforceability of any Loan Document to which it is a party; or any Loan Party denies that it has any or further liability or obligation under, or purports to revoke, terminate or rescind, any Loan Document other than in accordance with its terms.
(i)Change in Control. (i) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) (excluding (w) any employee benefit plan of the Company or any of its Subsidiaries, (x) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) Elizabeth Brady, William Brady and their descendants or any trusts established for them or their descendants, and the W. H. Brady Foundation, Inc.) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of one-third (1/3) or more of the outstanding shares of common stock of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully diluted basis; (ii) during any 12-month period, individuals who at the beginning of such period constituted the Company’s board of directors (together with any new directors whose election by the Company’s board of directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors who either were directors at beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company; or (iii) the Company fails to own (directly or indirectly) 100% of the outstanding Capital Stock of any Designated Borrower.
9.02Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the commitment of each Lender to make Loans (other than the Term Loan Commitments and Revolving Commitments with respect to Revolving Acquisition Loans) and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or equity;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
9.03Application of Funds.
After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15 and 2.16, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including the reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including the reasonable and documented fees, charges and disbursements of counsel due and owing pursuant to the terms of this Agreement and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Hedging Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, ratably among the Lenders (and, in the case of such Hedging Agreements, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;
Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Hedging Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Hedging Agreements, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations (other than contingent obligations not yet due and payable) have been paid in full, to the Borrowers or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under any Hedging Agreement or Treasury Management Agreement between any Loan Party and any Hedge Bank or Treasury Management Bank, as applicable, shall be excluded from the application described above if the Administrative Agent has not received a written notice regarding such obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender or Affiliate of a Lender, as the case may be. Each Affiliate of a Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.
Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.
ARTICLE X

ADMINISTRATIVE AGENT
10.01Appointment and Authority.
Each of the Lenders and the L/C Issuer hereby irrevocably appoints BMO to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to Sections 10.03, 10.04, 10.05 and 10.06, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
10.02Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

10.03Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or the L/C Issuer.
Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in any document delivered in connection with the Credit Agreement, including, without limitation, the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
10.04Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
10.06Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company so long as no Event of Default exists (such consent of the Company not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective

Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, with the consent of the Company so long as no Event of Default exists (such consent of the Company not to be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law and with the consent of the Company so long as no Event of Default exists (such consent of the Company not to be unreasonably withheld or delayed), by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with the consent of the Company so long as no Event of Default exists (such consent of the Company not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)Any resignation by BMO as Administrative Agent pursuant to this Section shall also, on the Resignation Effective Date, effect its resignation as L/C Issuer and Swing Line Lender. If BMO so resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in the related Unreimbursed Amounts pursuant to Section 2.03(c). If BMO so resigns as Swing Line Lender, it shall retain all the rights of the

Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in such outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender, as applicable, shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
10.07Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08No Other Duties; Etc.
Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
10.09Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and 2.03(i), 2.09 and 11.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
10.10Guaranty Matters.
The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.
10.11Treasury Management Agreements and Hedging Agreements.
No Treasury Management Bank or Hedge Bank that obtains the benefit of Section 9.03 or the Guaranty by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the provisions hereof or of the Guaranty other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Hedging Agreements with Treasury Management Banks or Hedge Banks, as applicable, except to the extent expressly provided herein and unless the Administrative Agent has received a written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Treasury Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Hedging Agreements in the case of the Maturity Date
10.12Certain ERISA Matters.
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be:
(a)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(b)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(c)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(d)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless sub-clause (a) in the immediately preceding paragraph is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (d) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or its Affiliates is a fiduciary with respect to the collateral or the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI

MISCELLANEOUS
11.01Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent at the written request or direction of the Required Lenders) and the Loan Parties party thereto and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that
(a)no such amendment, waiver or consent shall:
(i)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or Section 5.03 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(ii)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Aggregate Revolving Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitment is being so reduced;
(iii)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(iv)change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
(v)amend Section 1.07 or the definition of “Alternative Currency” without the written consent of each Lender;
(vi)change any provision of this Section or the definition of “Required Lenders”, “Required Revolving Lenders” or “Required Term Lenders” without the written consent of each Lender directly affected thereby;
(vii)release the Company or, except in connection with a transaction or series of transactions not prohibited by this Agreement, any other Borrower or all or substantially all of the

Guarantors, from its or their obligations under the Loan Documents without the written consent of each Lender directly affected thereby except to the extent the release of any Guarantor is permitted pursuant to Section 10.10;
(viii)(A)  amend or otherwise modify Section 5.02 (including any defined term used therein), or waive any provision thereof, solely with respect to any Credit Extension under the Revolving Facility or (B) waive any representation made or deemed made in connection with any Credit Extension under the Revolving Facility, in each case without the written consent of the Required Revolving Lenders; provided, however, that the amendments, supplements, modifications, waivers and consents described in this clause (viii) shall not require the consent of any Lenders other than the Required Revolving Lenders;
(ix)amend or otherwise modify Section 5.03 (including any defined term used therein), or waive any provision thereof, solely with respect to any Credit Extension on the Closing Date, without the written consent of the Required Revolving Lenders and the Required Term Lenders;
(x)effect any amendment, modification, waiver or consent would adversely affect the holders of Loans or Commitments of a particular Class (the “Affected Class”) relative to holders of Loans and Commitments of another Class, then such amendment, modification, waiver or consent shall also require the consent of Lenders holding at least a majority of the aggregate outstanding principal amount of all Loans (and unutilized Commitments, if any) of the Affected Class;
(xi)without the prior written consent of each Lender directly and adversely affected thereby, subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness; or
(xii)amend or otherwise modify Section 2.14 in any manner that would alter the requirement that each Lender agree to any Designated Borrower Request with respect to any Foreign Subsidiary, without the written consent of each Lender;
(b)unless also signed by a L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;
(c)unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and
(d)unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;
and, provided further, that, notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; and (iv) the Administrative Agent and the Company may make amendments contemplated by Section 3.07.
No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than the Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders (other than any disproportionate impact because of the relative size of such Lender’s Commitments) shall require the consent of such Defaulting Lender.
Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, (A) this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency, or to comply with local law or advice of local counsel, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (B) as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.
Notwithstanding anything to the contrary contained herein, in order to implement any Revolving Commitment Increases, Additional Term Loan Commitments or Additional Term Loans in accordance with Section 2.01(c), this Agreement may be amended for such purpose (but solely to the extent necessary to implement such Revolving Commitment Increases, Additional Term Loan Commitments or Additional Term Loans in accordance with Section 2.01(c)) by the Company, the other Loan Parties, the Administrative Agent and the relevant Lenders providing such Revolving Commitment Increases, Additional Term Loan Commitments or Additional Term Loans.
11.02Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to a Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Company (on behalf of itself and the other Loan Parties) may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor (except as otherwise provided in the penultimate paragraph of Section 7.01); provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (each such Person an “Agent Party” and collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event as to the foregoing in this paragraph (c) shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States federal or state securities laws.
(e)Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party, other than such losses, costs, expenses and liabilities resulting from such Person’s bad faith, gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising set-off rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent and its Affiliates taken as a whole and, if necessary, one local counsel to the Administrative Agent and its Affiliates in any relevant jurisdiction taken as a whole), in connection with the syndication of the Credit Facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one counsel to the Administrative Agent, the Lenders and the L/C Issuer taken as a whole and, if reasonably necessary, a single local counsel for the Administrative Agent, the Lenders and the L/C Issuer taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Lender and/or L/C Issuer similarly situated taken as a whole) in connection with the enforcement or protection of their respective rights (A) in connection with this Agreement and the other Loan Documents, including their respective rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Without limiting the provisions of Section 3.01(c), this Section 11.04(a) shall not apply with respect to Taxes.
(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for the Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Claims related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment (or a settlement that expressly addresses indemnification) to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for a breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment (or a settlement that expressly addresses indemnification) in its favor on such claim as determined by a court of competent jurisdiction or (z) arise solely from claims of any Indemnitee against one or more other Indemnities that do not involve or have not resulted from (A) an act or omission of an Indemnitee in its capacity as Administrative Agent, Lender, L/C Issuer, arranger or bookrunner or (B) an act or omission (or an alleged act or omission) by any Loan Party or any Subsidiary. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that, to the actual knowledge of any Executive Officer of the Loan Parties, no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee (or from any such Person’s material breach in bad faith of any such Person’s obligations under any Loan Documents) as determined by a final and nonappealable judgment of a court of competent jurisdiction (or a settlement that expressly addresses indemnification).
(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor setting forth in reasonable detail the basis therefor.
(f)Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05Payments Set Aside.
To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06Successors and Assigns.
(a)The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither the Company nor any Designated Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this

Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Company (such consent not to be unreasonably withheld or delayed (it being understood, without limiting other factors that may be reasonable, it shall be reasonable for the Company to consider the proposed assignee’s right to require reimbursement under Article III)) shall be required unless (1) in the case of an assignment to a Person that is (x) not a Disqualified Institution, an Event of Default has occurred and is continuing at the time of such assignment or (y) a Disqualified

Institution, an Event of Default under Section 9.01(a), 9.01(c) or Section 9.01(d) (solely as a result of the failure to comply with Section 7.06) has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, however, that (x) the Company shall be deemed to have provided its consent if it has not responded within five Business Days after its receipt of a written request therefor; and (y) with respect to any assignment that does not require the Company’s consent hereunder, the assignor shall nevertheless provide written notice to the Company thereof prior to, or promptly after, such assignment (it being understood that failure by such assignor to provide such notice shall not limit the effectiveness of such assignment);
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D)the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural Person.
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the relevant Borrowers without the imposition of any additional Taxes for which the Loan Parties are required to indemnify the Administrative Agent and the Lenders pursuant to Section 3.01.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver Notes to the assignee Lender and the assigning Lender shall use commercially reasonable efforts to return its Note(s) to the Company marked “paid in full” (or similar term). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that directly affects such Participant (it being understood that (i) any vote to rescind any acceleration made pursuant to Section 9.02 of amounts owing with respect to the Loans and other Obligations and (ii) any modifications of the provisions relating to amounts, timing or application of prepayments of Loans and other Obligations shall not require the approval of such Participant). Subject to Section 11.06(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent (subject to the requirements in those Sections, including timely delivery of forms pursuant to Section 3.01) as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant agrees to be subject to the provisions of Sections 3.06 and 11.14 as if it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Notwithstanding anything to the contrary herein, a Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than its participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank;

provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Limitation upon Participant Rights. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
(g)Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time BMO or Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, (i) BMO or Bank of America may, as applicable, upon thirty days’ notice to the Company and the Revolving Lenders, resign as L/C Issuer and/or (ii) BMO may upon thirty days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of BMO as L/C Issuer or Swing Line Lender, as the case may be. If BMO or Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in the related Unreimbursed Amounts pursuant to Section 2.03(c)). If BMO or Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in such outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the applicable Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to BMO or Bank of America to effectively assume the obligations of BMO or Bank of America with respect to such Letters of Credit.
(h)Disqualified Institutions. Notwithstanding anything to the contrary in this Agreement, no assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into an Assignment and Assumption or participation agreement, as applicable, with such Person (unless the Company has consented to such assignment to such entity (or unless such consent is not required because an Event of Default has occurred under Section 9.01(a), 9.01(c) or Section 9.01(d) (solely as a result of the failure to comply with Section 7.06)), in which case such entity will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Institution”), (i) such assignee shall not retroactively be disqualified from becoming a Lender and (ii) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this Section 11.06(h) shall not be void, but the provisions of the paragraphs below shall apply.

If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent (if required), or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment (provided, that, no such purchase or prepayment shall be made with the proceeds of any Revolving Loans), plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (provided, that, no such purchase or prepayment shall be made with the proceeds of any Revolving Loans) and/or (B) require such Disqualified Institutions to assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.06), all of their respective interest, rights and obligations under this Agreement to one or more Eligible Assignees at the principal amount thereof, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions acquiring their interest in violation of this Agreement (1) will not (x) have the right to receive information, reports or other materials provided to the Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access the Platform or any other electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any bankruptcy reorganization plan that affects the Loans, each Disqualified Institution hereby agrees (I) not to vote on such plan, (II) if such Disqualified Institution does vote on such plan notwithstanding the foregoing clause (I), such vote will be deemed not to have been in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision of any other Debtor Relief Laws), and such vote shall not be counted in determine whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision of any other Debtor Relief Laws), and (III) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).
11.07Confidentiality.
Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the Administrative Agent, the relevant Lender or the L/C Issuer, as the case may be, shall be responsible to the Loan Parties for any failure by such Person to maintain the confidentiality of the Information), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, in the case of this clause (c) and the foregoing clause (b), (i) the Administrative Agent, the Lenders or the L/C Issuer, as the case may be, shall disclose only the information required and, to the extent permitted by applicable law and regulation and practical under the circumstances, shall notify the Company in writing prior to such disclosure and (ii) notwithstanding anything to the contrary contained herein, the Administrative Agent, the Lenders or the L/C Issuer, and their Affiliates may disclose Information, without notice to the Company, to any governmental agency, regulatory authority or self-regulatory authority (including bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of such Person’s or its Affiliate’s business in connection with the exercise of such authority or claimed authority), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.01(b) or (ii) any actual or prospective party (or its Related Parties) to any swap derivative or other transaction under which payments are to be made by reference to the Loan Parties and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the Credit Facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the Credit Facility provided hereunder, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties so long as such source is not known by such Person to be bound by a confidentiality agreement with any Loan Party or Subsidiary or (i) with the consent of the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors. For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary; provided that, in the case of information received from a Loan Party or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential or delivered under circumstances that would cause a reasonable person to believe such information to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
11.08Set-off.
If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.
11.09Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10Counterparts.
This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
11.11Integration; Effectiveness.
This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control;

provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
11.12Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.13Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.14Replacement of Lenders.
If the Company is entitled to replace a Lender pursuant to Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any Lender shall effectuate (or purport to effectuate) an assignment in violation of the terms of Section 11.06, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)the Company shall have paid (or caused to be paid) to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower(s) (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Laws; and
(v)in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.14 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
11.15Governing Law.
(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) WHETHER ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND (Y) WHETHER A MATERIAL ADVERSE

EFFECT (AS DEFINED IN THE PSS ACQUISITION AGREEMENT AS IN EFFECT ON THE SIGNING DATE) HAS OCCURRED, SHALL, IN EACH CASE, BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT, OR CHOICE OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
11.16Waiver of Right to Trial by Jury.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.17USA PATRIOT Act Notice.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.18Judgment Currency.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable Law).
11.19Concerning Joint and Several Liability of the Domestic Borrowers.
(a)Each Domestic Borrower is accepting joint and several liability under this Section 11.19 in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Domestic Borrower and in consideration of the undertakings of each Domestic Borrower to accept joint and several liability for the Obligations of each of the other Domestic Borrowers.
(b)Each Domestic Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Domestic Borrowers with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Domestic Borrowers without preferences or distinction among them.
(c)If and to the extent that a Domestic Borrower shall fail to make any payment with respect to any of the Obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Domestic Borrowers will make such payment with respect to, or perform, such obligation.
(d)The obligations of each Domestic Borrower under the provisions of this Section 11.19 constitute full recourse obligations of such Domestic Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
(e)Except as otherwise expressly provided herein, each Domestic Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default (except to the extent notice is expressly required to be given pursuant to the terms of any Loan Document), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement (other than, in each case, any notice any Domestic Borrower has the express right to receive under the Loan Documents). Each Domestic Borrower hereby assents to, and waives notice of (other than, in each case, any notice any Domestic Borrower has the express right to receive under the Loan Documents), any extension or postponement of the time for the payment of any of the Obligations hereunder of the Domestic Borrowers, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any other Domestic Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder of the other Domestic Borrowers, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security from any other Domestic Borrower for any of such Obligations or the addition, substitution or release, in whole or in part, of any other Domestic Borrower. Without limiting the generality of the foregoing, each Domestic Borrower assents to any other action or delay in acting or any failure to act without the other Borrowers on the part of the Administrative Agent or the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 11.19, afford grounds for terminating, discharging or relieving such Domestic Borrower, in whole or in part, from any of its obligations under this Section 11.19, it being the intention of each Domestic Borrower that, so long as any of the Obligations hereunder of the other Domestic Borrowers remain unsatisfied, the obligations of such Domestic Borrower under this Section 11.19 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Domestic Borrower under this Section 11.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Loan Party or the Lenders. The joint and several liability of the Domestic Borrowers under this Section 11.19 shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Loan Party or the Lenders.
(f)The provisions of this Section 11.19 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Domestic Borrowers as often as occasion therefore may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any other Loan Party or to exhaust any remedies available to it against any other Loan Party or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 11.19 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Loan Parties, or otherwise, the provisions of this Section 11.19 will forthwith be reinstated and in effect as though such payment had not been made.
(g)Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Hedging Agreements or Treasury Management Agreements, the obligations of each Domestic Borrower under this Section 11.19 shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable Debtor Relief Law.
(h)For purposes of clarification with respect to the Designated Borrowers that are Foreign Subsidiaries, (i) the Obligations of such Designated Borrowers are several and not joint and several and (ii) pursuant to Article IV, the Company and the other Domestic Borrowers shall guarantee the Obligations of such Designated Borrowers.
11.20Subordination of Intercompany Debt.
Each Loan Party agrees that all intercompany Debt among Loan Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations (other than contingent obligations not yet due and payable). Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Loan Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided, that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Loan Party on account of any Intercompany Debt. In the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.20, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent
11.21No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.22Electronic Execution of Assignments and Certain Other Documents.
The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

11.23Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.24Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such

Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 11.24, the following terms have the following meanings:
                        “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

                        “Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

                “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

                “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.25Erroneous Payments.
(a)If the Administrative Agent notifies a Lender or other holder of any Obligations (each, a “Lender Party”), or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 11.25(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting Section 11.25(a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):
(i)(A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and
(ii)such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error or presumed error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.25(b).
(c)Each Lender Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender Party from any source, against any amount due to the Administrative Agent under Section 11.25(a) or under the indemnification provisions of this Agreement.
(d)An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Administrative Agent from a Loan Party for the purpose of making such Erroneous Payment.
(e)To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment.
(f)Each party’s agreements under this Section 11.25 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

BRADY CORPORATION,
a Wisconsin corporation

By: /s/ ANN E. THORNTON
Name: Ann E. Thornton
Title: Chief Financial Officer and Treasurer

BRADY WORLDWIDE, INC.,
a Wisconsin corporation
TRICOR DIRECT, INC.,
a Delaware Corporation

By: /s/ ANN E. THORNTON
Name: Ann E. Thornton
Title: Vice President and Treasurer

BRADY FINANCE LUXEMBOURG,
a Luxembourg private limited liability company
BRADY S.à r.l.,
a Luxembourg private limited liability company

By: /s/ ANN E. THORNTON
Name: Ann E. Thornton
Title: Manager

[Signature Page to Credit Agreement]

GUARANTORS:

PRECISON DYNAMICS CORPORATION
a California corporation

By: /s/ ANN E. THORNTON
Name: Ann E. Thornton
Title: Vice President, Treasurer and Chief Financial Officer

BRADY INTERNATIONAL CO.,
a Wisconsin corporation
WORLDMARK OF WISCONSIN INCORPORATED,
a Delaware corporation
THE CODE CORPORATION,
a Delaware corporation
GRAVOTECH, INC.,
a Delaware corporation
AMERICAN BARCODE AND RFID LLC,
a Delaware limited liability company

By: /s/ ANN E. THORNTON
Name: Ann E. Thornton
Title: Vice President and Treasurer

[Signature Page to Credit Agreement]

BMO BANK N.A., as Administrative Agent

By:	/s/ MELISSA M. WILL
Name: Melissa M. Will
Title: Director

[Signature Page to Credit Agreement]

BMO BANK N.A., as a Lender, Swing Line Lender and L/C Issuer

By:	/s/ MELISSA M. WILL
Name: Melissa M. Will
Title: Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ KEVIN KRUG
Name: Kevin Krug
Title: Senior Vice President

[Signature Page to Credit Agreement]

CIBC Bank USA, as a Lender

By:	/s/ PETER B. CAMPBELL
Name: Peter B. Campbell
Title: Managing Director

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ JACOB KESSENICH
Name: Jacob Kessenich
Title: Assistant Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ MIRANDA L CREVIER
Name: Miranda L Crevier
Title: Executive Director

[Signature Page to Credit Agreement]

Associated Bank, N.A., as a Lender

By:	/s/ MICHAEL P. JOHNSON
Name: Michael P. Johnson
Title: Senior Vice President

[Signature Page to Credit Agreement]